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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☐	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

Cantel Medical Corp.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Cantel Medical Corp.
150 Clove Road
Little Falls, NJ 07424

NOTICE OF 2012 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On January 11, 2013

        The Annual Meeting of Stockholders of Cantel Medical Corp. will be held on Friday, January 11, 2013 at 9:30 a.m., Eastern Standard Time, at The Harmonie Club, 4 East 60th Street, New York, New York. We are holding the Annual Meeting to:

  1.
  Elect as directors the ten (10) nominees named in the attached Proxy Statement (Proposal 1);

  2.
  Approve an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of common stock from 30,000,000 to 75,000,000 (Proposal 2);

  3.
  Conduct an advisory vote on the compensation of the Company's Named Executive Officers (Proposal 3);

  4.
  Ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending July 31, 2013 (Proposal 4); and

  5.
  Transact such other business as may properly be brought before the meeting.

        The record date for the Annual Meeting is November 14, 2012. Only our stockholders of record at the close of business on that date may vote at the meeting, or any adjournment of the meeting. A copy of our Annual Report to Stockholders for the fiscal year ended July 31, 2012 is being mailed with this Proxy Statement.

        You are invited to attend the Annual Meeting. Whether or not you plan to attend the meeting, please mark and sign the enclosed proxy exactly as your name appears on your stock certificates, and mail it promptly in the enclosed return envelope in order that your vote can be recorded.

By order of the Board of Directors
Eric W. Nodiff Corporate Secretary

Little Falls, New Jersey
December 4, 2012

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting
to Be Held on January 11, 2013.

        This Proxy Statement and the Company's Annual Report are all available free of charge at www.proxyvote.com.

Cantel Medical Corp.
150 Clove Road
Little Falls, NJ 07424

PROXY STATEMENT

        We are providing these proxy materials in connection with the solicitation by our Board of Directors (the Board) of proxies to be voted at our 2012 Annual Meeting of Stockholders to be held on Friday, January 11, 2013 beginning at 9:30 a.m. Eastern Standard Time at The Harmonie Club, 4 East 60th Street, New York, New York and at any adjournments thereof. This Proxy Statement is being sent to stockholders on or about December 4, 2012. You should review this information together with our 2012 Annual Report to Stockholders, which accompanies this Proxy Statement.

Information about the Annual Meeting

Q:
Why did you send me this Proxy Statement?

A:
We sent you this Proxy Statement and the enclosed proxy card because the Board of Cantel Medical Corp. (we, Cantel or the Company) is soliciting your proxy to vote at our 2012 Annual Meeting of Stockholders (the meeting) to be held on Friday, January 11, 2013, or any adjournments of the meeting. This Proxy Statement summarizes information that is intended to assist you in making an informed vote on the proposals described in this Proxy Statement.

Q:
Who can vote at the meeting?

A:
Only stockholders of record as of the close of business on November 14, 2012 are entitled to vote at the meeting. On that date, there were 27,171,293 shares of our common stock (each, a share) outstanding and entitled to vote.

Q:
How many shares must be present to conduct the meeting?

A:
We must have a "quorum" present in person or by proxy to hold the meeting. A quorum is a majority of the outstanding shares entitled to vote. Abstentions and broker non-votes (defined below) will be counted for the purpose of determining the existence of a quorum.

Q:
What matters are to be voted upon at the meeting.

A:
Four proposals are scheduled for a vote:

•
Election as directors of the ten nominees named in this Proxy Statement, to serve until the first Annual Meeting of Stockholders following the fiscal year ending July 31, 2013;

•
Approval of an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of common stock from 30,000,000 to 75,000,000;

•
Approval, on an advisory basis, of the compensation of the Company's Named Executive Officers; and

•
Ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending July 31, 2013.

  As of the date of this Proxy Statement, these four proposals are the only matters that our Board intends to present at the meeting. Our Board does not know of any other business to be presented at the meeting. If other business is properly brought before the meeting, the persons named on the enclosed proxy card will vote on these other matters in their discretion.

Q:
How does the Board recommend that I vote?

A:
The Board recommends that you vote:

•
FOR the election of each of the nominees for director named in this Proxy Statement;

•
FOR the proposal to amend the Company's Certificate of Incorporation;

•
FOR the proposal to approve (on an advisory basis) the compensation of the Company's Named Executive Officers; and

•
FOR the proposal to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending July 31, 2013.

Q:
How do I vote before the meeting?

A:
You may vote your shares by mail by filling in, signing and returning the enclosed proxy card. For your convenience, you may also vote your shares by telephone and Internet by following the instructions on the enclosed proxy card. If you vote by telephone or via the Internet, you do not need to return your proxy card.

  With respect to the election of directors, you may vote "FOR" all the nominees to the Board of the Company, you may withhold authority to vote for any nominee(s) you specify and you may withhold authority to vote for all of the nominees as a group. For the amendment of the Company's Certificate of Incorporation, the advisory vote on the compensation of the Company's Named Executive Officers, and the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending July 31, 2013, you may vote "FOR" or "AGAINST" or abstain from voting.

Q:
May I vote at the meeting?

A:
Yes, you may vote your shares at the meeting if you attend in person. Even if you plan to attend the meeting in person, we recommend that you also submit your proxy or voting instructions as described above so that your vote will be counted if you later decide not to attend the meeting in person. For information on how to obtain directions to the meeting, please contact us at (973) 890-7220.

Q:
How do I vote if my broker holds my shares in "street name"?

A:
If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker. For directions on how to vote shares held beneficially in street name, please refer to the voting instruction card provided by your broker.

Q:
What should I do if I receive more than one set of proxy materials?

A:
You may receive more than one set of these proxy materials, including multiple copies of this Proxy Statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive to ensure that all your shares are voted.

Q:
How many votes do I have?

A:
Each share that you own as of the close of business on November 14, 2012 entitles you to one vote on each matter voted upon at the meeting. As of the close of business on November 14, 2012, there were 27,171,293 shares outstanding.

Q:
May I change my vote?

A:
Yes, you may change your vote or revoke your proxy at any time before the vote at the meeting. You may change your vote prior to the meeting by executing a valid proxy bearing a later date and delivering it to us prior to the meeting at Cantel Medical Corp., 150 Clove Road, Little Falls, New Jersey 07424, Attn: Assistant Secretary. You may withdraw your vote at the meeting and vote in person by giving written notice to our Assistant Secretary. You may also revoke your vote without voting by sending written notice of revocation to our Assistant Secretary at the above address.

Q:
How are my shares voted if I submit a proxy but do not specify how I want to vote?

A:
If you submit a properly executed proxy card but do not specify how you want to vote, the persons named in the proxy card (or, if applicable, their substitutes) will vote your shares as you instruct. If you sign your proxy card and return it without indicating how you would like to vote your shares, your shares will be voted as the Board recommends, which is:

•
FOR the election of each of the nominees for director named in this Proxy Statement;

•
FOR the proposal to amend the Company's Certificate of Incorporation;

•
FOR the proposal to approve (on an advisory basis) the compensation of the Company's Named Executive Officers; and

•
FOR the proposal to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending July 31, 2013.

Q:
What is a broker non-vote?

A:
If you are a beneficial owner whose shares are held of record by a broker, you must instruct the broker how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal on which the broker does not have discretionary authority to vote. This is called a "broker non-vote." In these cases, the broker can register your shares as being present at the meeting for purposes of determining the presence of a quorum but will not be able to vote on those matters for which specific authorization is required under the rules of the New York Stock Exchange (NYSE). If you are a beneficial owner whose shares are held of record by a broker, your broker has discretionary voting authority under NYSE rules to vote your shares on the proposal to ratify the selection of Ernst & Young LLP and the proposal to amend the Company's Certificate of Incorporation, even if the broker does not receive voting instructions from you. However, your broker does not have discretionary authority to vote on the election of Directors or on the advisory vote on executive compensation without instructions from you, in which case a broker non-vote will occur and your shares will not be voted on these matters.

  Your vote is important and we strongly encourage you to vote your shares by following the instructions provided on the voting instruction card. Please return your proxy card to your broker, bank or other nominee and contact the person responsible for your account to ensure that a proxy card is voted on your behalf.

Q:
What vote is required to elect directors?

A:
The ten nominees for election as directors who receive the highest number of "FOR" votes will be elected as directors. This number is a plurality. Withheld votes and broker non-votes (defined above) will have no effect on the outcome of the voting to elect directors.

Q:
What vote is required to approve the amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of common stock from 30,000,000 to 75,000,000?

A:
For approval of this proposal, the proposal must receive the "FOR" vote of a majority of all the issued and outstanding shares of common stock of the Company. Because this proposal is considered a discretionary item for which a broker will have discretionary voting power if you do not give instructions with respect to this proposal, there will be no broker non-votes with respect to this proposal. Abstentions will have the same effect as a vote against the proposal since the vote required to approve the amendment is based upon a proportion of all issued and outstanding shares, not simply a proportion of the votes cast.

Q:
What vote is required to approve, on an advisory basis, the compensation of the Company's Named Executive Officers?

A:
This matter is being submitted to enable stockholders to approve, on an advisory basis, the compensation of the Company's Named Executive Officers. Since it is an advisory vote, the provisions of our Bylaws regarding the vote required to "approve" a proposal are not applicable to this matter. In order to be approved on an advisory basis, this proposal must receive the "FOR" vote of a majority of the shares present in person or by proxy and entitled to vote on the matter. Abstentions will have the same effect as a vote against the proposal. Broker non-votes will have no effect on this proposal as brokers are not entitled to vote on such proposals in the absence of voting instructions from the beneficial owner.

Q:
What vote is required to ratify the selection of Ernst & Young, LLP as Cantel's independent registered public accounting firm for the fiscal year ending July 31, 2013?

A:
For approval of this proposal, the proposal must receive the "FOR" vote of a majority of the shares present in person or by proxy and entitled to vote on the matter. Because this proposal is considered a discretionary item for which a broker will have discretionary voting power if you do not give instructions with respect to this proposal, there will be no broker non-votes with respect to this proposal. Abstentions will have the same effect as a vote against the proposal.

Q:
Who will count the votes?

A:
Votes will be counted by an independent inspector of election appointed by the Chairman of the meeting.

Q:
Who pays for the solicitation of proxies?

A:
We will pay for the entire cost of soliciting proxies. We will also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners. In addition, our directors and employees may solicit proxies in person, by telephone, via the Internet, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies.

Q:
How can I find out the results of the voting at the meeting?

A:
We will announce preliminary results at the meeting. We will report final results in a filing with the U.S. Securities and Exchange Commission (SEC) on a Current Report on Form 8-K within four business days after the meeting.

Q:
What is "householding" and how does it work?

A:
The SEC's "householding" rules permit us to deliver only one set of proxy materials to stockholders who share an address unless otherwise requested. This procedure reduces printing and mailing costs. If you share an address with another stockholder and have received only one set of proxy materials, you may request a separate copy of these materials at no cost to you by writing to Cantel Medical Corp., 150 Clove Road, Little Falls, New Jersey 07424, Attn: Assistant Secretary, or by calling us at (973) 890-7220. Alternatively, if you are currently receiving multiple copies of the proxy materials at the same address and wish to receive a single copy in the future, you may contact us by calling or writing to us at the telephone number or address given above.

  If you are a beneficial owner (i.e., your shares are held in the name of a bank, broker or other holder of record), the bank, broker or other holder of record may deliver only one copy of the notices of stockholder meetings and related proxy statements to stockholders who have the same address unless the bank, broker or other holder of record has received contrary instructions from one or more of the stockholders. If you wish to receive a separate copy of the notices of stockholder meetings and proxy statements, now or in the future, you may contact us at the address or telephone number above and we will promptly deliver a separate copy. Beneficial owners sharing an address, who are currently receiving multiple copies of the notice of stockholders meetings and proxy statements and wish to receive a single copy in the future, should contact their bank, broker or other holder of record to request that only a single copy be delivered to all stockholders at the shared address in the future.

 SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

        The following table sets forth, as of November 14, 2012, the number of common shares owned beneficially by any persons we know to be beneficial owners of more than five percent of our outstanding common shares, each of our directors, nominees for director, and each of our current executive officers named in the Summary Compensation Table below and all of our directors, nominees for director and officers as a group.

		Shares Beneficially Owned(1)
Name and Address of Beneficial Owners	Position with Cantel	Number		Percent of Total
Charles M. Diker	Chairman of the Board and member of	4,028,709	(2)	14.8%
150 Clove Road Little Falls, NJ 07424	Office of the Chairman
George L. Fotiades	Vice Chairman of the Board and member of Office of the Chairman	73,590	(3)	*
Alan R. Batkin	Director	47,617	(4)	*
Ann E. Berman	Director	11,090	(5)	*
Joseph M. Cohen	Director	138,777	(6)	*
Mark N. Diker	Director	224,046	(7)	*
Alan J. Hirschfield	Director	333,841	(8)	1.2%
Andrew A. Krakauer	President, CEO, Director and member of Office of the Chairman	243,919	(9)	*
Peter J. Pronovost	Director	11,090	(10)	*
Bruce Slovin	Director	336,426	(11)	1.2%
Steven C. Anaya	Vice President and Controller	60,468	(12)	*
Eric W. Nodiff	Senior Vice President, General Counsel and Secretary	70,705	(13)	*
Craig A. Sheldon	Senior Vice President, CFO and Treasurer	84,307	(14)	*
Brown Capital Management, LLC	5% Stockholder	2,482,372	(15)	9.1%
1201 N. Calvert Street Baltimore, MD 21202
Earnest Partners LLC	5% Stockholder	1,852,132	(16)	6.8%
1180 Peachtree Street Suite 2300 Atlanta, GA 30309
All officers, directors and director nominees as a group of 13 persons		5,664,585	(17)	20.7%

*
Represents beneficial ownership of less than one percent (1%).

(1)
Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from November 14, 2012 upon the exercise of options. Each beneficial owner's percentage ownership is determined by assuming that options that are held by such person (but not those held by any other person) and that are exercisable within 60 days from November 14, 2012 have been exercised.

(2)
Includes 2,688,546 shares owned directly by Mr. Diker, including 25,299 restricted shares that are subject to risk of forfeiture, and 8,700 shares that Mr. Diker may acquire pursuant to stock options. Also includes an aggregate of 1,331,463 shares for which Mr. Diker may be deemed to be the beneficial owner comprised of (i) 351,107 shares owned by Mr. Diker's wife, (ii) 155,131 shares owned by trusts for the benefit of Mr. Diker's children, (iii) 46,500 shares held in accounts for Mr. Diker's grandchildren over which he exercises investment discretion (including 25,800 shares disclosed in the chart above as beneficially owned by Mark N. Diker), (iv) 19,620 shares held by the DicoGroup, Inc., a corporation of which Mr. Diker serves as Chairman of the Board, (v) 205,273 shares owned by a non-profit corporation of which Mr. Diker and his wife are the principal officers and directors, and (vi) 553,832 shares held in certain other trading accounts over which Mr. Diker exercises investment discretion.

(3)
Includes 40,500 shares that Mr. Fotiades may acquire pursuant to stock options and 10,840 restricted shares that are subject to risk of forfeiture.

(4)
Includes 20,250 shares that Mr. Batkin may acquire pursuant to stock options and 2,840 restricted shares that are subject to risk of forfeiture.

(5)
Includes 7,840 restricted shares that are subject to risk of forfeiture.

(6)
Includes 20,250 shares that Mr. Cohen may acquire pursuant to stock options and 2,840 restricted shares that are subject to risk of forfeiture.

(7)
Includes 249,846 shares owned directly by Mr. Diker, 20,250 shares that Mr. Diker may acquire pursuant to stock options and 2,840 restricted shares that are subject to risk of forfeiture. Also includes an aggregate of 25,800 shares owned by a trust for the benefit of his children for which Mr. Diker may be deemed to be the beneficial owner.

(8)
Includes 19,125 shares that Mr. Hirschfield may acquire pursuant to stock options and 2,840 restricted shares that are subject to risk of forfeiture.

(9)
Includes 15,375 shares that Mr. Krakauer may acquire pursuant to stock options and 76,748 restricted shares that are subject to risk of forfeiture.

(10)
Includes 7,839 restricted shares that are subject to risk of forfeiture.

(11)
Includes 20,250 shares that Mr. Slovin may acquire pursuant to stock options and 2,840 restricted shares that are subject to risk of forfeiture.

(12)
Includes 12,000 shares that Mr. Anaya may acquire pursuant to stock options and 13,174 restricted shares that are subject to risk of forfeiture.

(13)
Includes 4,249 shares that Mr. Nodiff may acquire pursuant to stock options and 25,449 restricted shares that are subject to risk of forfeiture.

(14)
Includes 5,000 shares that Mr. Sheldon may acquire pursuant to stock options and 26,349 restricted shares that are subject to risk of forfeiture.

(15)
Information regarding this 5% stockholder (other than Percent of Total) is based upon information set forth in a Schedule 13G/A filed by the beneficial owner with the SEC on February 13, 2012.

(16)
Information regarding this 5% stockholder (other than Percent of Total) is based upon information set forth in a Schedule 13G/A filed by the beneficial owner with the SEC on February 13, 2012.

(17)
Includes 220,949 shares that may be acquired pursuant to stock options and 207,738 restricted shares that are subject to risk of forfeiture.

Section 16(a) Beneficial Ownership Reporting Compliance

        Federal securities laws require our executive officers and directors and persons owning more than 10% of our common stock to file certain reports on ownership and changes in ownership with the SEC. Based on a review of our records and other information, we believe that during fiscal 2012, our executive officers and directors and all persons holding more than 10% of our common stock timely filed all such Section 16(a) reports except as described herein. On June 29, 2012, Mr. Alan Hirschfield sold 8,043 shares of Cantel common stock in an open market transaction but did not file a Form 4 to report the sale in a timely manner. The Form 4 was filed two days late, on July 5, 2012, immediately after the filing omission was discovered.

 PROPOSAL 1

ELECTION OF DIRECTORS

        Our entire Board is elected each year at the Annual Meeting of Stockholders. The Board is currently comprised of ten members. All of the nominees listed below are incumbent directors. The nomination of each nominee to serve for a one-year term was recommended by our Nominating and Governance Committee (Nominating Committee) and approved by the Board. The ten nominees include seven independent directors as defined in the NYSE rules and regulations.

        Each nominee elected as a director will continue in office until the next Annual Meeting of Stockholders or until his or her successor has been elected or appointed. Each person nominated has agreed to serve if elected.

        The persons named as proxies intend to vote the proxies FOR the election of each of the nominees unless you indicate on the proxy card that your vote should be withheld from any or all of the nominees. If for some reason any director nominee is unable to serve, the persons named as proxies may vote for a substitute nominee recommended by the Board, and unless you indicate otherwise on the proxy card, the proxies will be voted in favor of the remaining nominees.

        The following persons have been nominated as directors:

Name and Principal Occupation or Position	Age	Has Been a Director Since
Alan R. Batkin	68	2004

Vice Chairman, Eton Park Capital Management, L.P., an investment firm, since February 2007. For more than five years prior thereto, Mr. Batkin served as Vice Chairman of Kissinger Associates, Inc., a geopolitical consulting firm that advises multi-national companies. He is also a director of Hasbro, Inc. (NYSE), a toy and game company and Omnicom Group, Inc. (NYSE), a global marketing and corporate communications company. Mr. Batkin also served as a director of Overseas Shipholding Group, Inc. (NYSE), a company that operates oceangoing bulk cargo vessels, and Diamond Offshore Drilling, Inc. (NYSE), a deepwater drilling contractor, and as a director of various mutual funds within the IQ Investment Advisors Fund Complex during the last five years. We believe that Mr. Batkin's specific banking, consulting and directorial experience described above qualifies him for service on the Board.
Ann E. Berman	60	2011

From April 2006 through June 2009, Ms. Berman served as senior advisor to the president of Harvard University. From 2002 through April 2006 she served as Vice President of Finance and Chief Financial Officer of Harvard University. Ms. Berman is also a director of Loews Corporation (NYSE), a holding company whose subsidiaries include a commercial property-casualty insurer; an offshore drilling company; natural gas exploration, production and pipeline operation companies; and a luxury lodging company; and Eaton Vance Corporation, an investment manager. We believe that Ms. Berman's accounting and financial management expertise and service as an audit committee member and chair of other public companies qualifies her for service on the Board.

Name and Principal Occupation or Position	Age	Has Been a Director Since
Joseph M. Cohen	75	2000

Chairman of JM Cohen & Co., a family investment group, for more than the past five years. Mr. Cohen's career-long experience with matters of business has assisted the Board's consideration of management issues and strategic initiatives, many of which involve complex financial arrangements. This experience qualifies Mr. Cohen to serve on the Board.
Charles M. Diker	77	1985

Chairman of the Board since 1986 and a member of the Office of the Chairman since April 2008. Mr. Diker has served as a managing partner of Diker Management LLC, a registered investment adviser, for more than the past five years. He is also a director of Loews Corporation (NYSE), a holding company whose subsidiaries include a commercial property-casualty insurer; an offshore drilling company; natural gas exploration, production and pipeline operation companies; and a luxury lodging company. We believe that Mr. Diker's more than twenty-five years of service as Chairman and a director of Cantel, knowledge of the Company's business and his strong strategic vision for the Company qualify him to serve on our Board.
Mark N. Diker	46	2007

A co-managing partner of Diker Management LLC, a registered investment adviser, for more than the past five years. We believe that Mr. Diker's experience in investment-related matters and ability to assist in the analysis of acquisition targets qualifies him to serve on our Board.
George L. Fotiades	59	2008

Operating Partner—Chairman, Healthcare investments at Diamond Castle Holdings, LLC, a private equity firm, since April 2007. For more than five years prior thereto, Mr. Fotiades served as President and COO of Cardinal Health, Inc., a leading provider of healthcare products and services. Previously, he served as President and CEO of Cardinal's Pharmaceutical Technologies and Services segment, which was subsequently acquired by Blackstone and renamed Catalent Pharma Solutions. Mr. Fotiades also served as Catalent's Chairman from 2007 until 2010. He is also a director of Prologis, Inc. (NYSE), a leading owner, operator and developer of industrial real estate, and Aptargroup Inc. (NYSE), a leader in the global dispensing systems industry. Mr. Fotiades has served as Vice Chairman of the Board of Cantel and a non-executive member of the Office of the Chairman since April 2008. Mr. Fotiades' extensive experience in executive management of global operations, strategic planning, and sales and marketing, particularly in the healthcare industry, qualifies him to serve on the Board.

Name and Principal Occupation or Position	Age	Has Been a Director Since
Alan J. Hirschfield	77	1986

Private investor and consultant for more than the past five years. Mr. Hirschfield is also a director of Carmike Cinemas, Inc. (NASDAQ), a national theater chain, and Leucadia National Corp. (NYSE), a holding company engaged in various operating and investing activities. He served as Vice Chairman of the Board of Cantel from 1988 until March 2009. Mr. Hirschfield has managerial experience in the media and entertainment sector, as well as in investment banking and real estate. This experience, together with his twenty-five years of service as a director of Cantel, qualifies him to serve on the Board.
Andrew A. Krakauer	57	2009

CEO of the Company since March 2009 and President and a member of the Office of the Chairman since April 2008. From August 2004 through April 2008 he served as Executive Vice President and Chief Operating Officer. For more than five years prior thereto, he served as President of the Ohmeda Medical Division of Instrumentarium / GE Healthcare. Mr. Krakauer's detailed knowledge of the Company's business and operations, his service as a senior executive and his extensive experience as President of Medivators Inc., past Chief Operating Officer of the Company, and interim President of the Company's water purification operations qualify him to serve on the Board.
Peter J. Pronovost, M.D., Ph.D	47	2010

Professor, Johns Hopkins University School of Medicine (Departments of Anesthesiology and Critical Care Medicine), in the Bloomberg School of Public Health (Department of Health Policy and Management) and in the School of Nursing for more than the past five years. In addition, Dr. Pronovost serves as a practicing anesthesiologist and critical care physician, researcher, lecturer and international patient safety leader. He is also the Director of the Armstrong Institute for Patient Safety and Quality and is Johns Hopkins Medicine's senior vice president for patient safety and quality. Dr. Pronovost is a lecturer and author in the fields of patient safety, ICU care, quality health care, evidence-based medicine, and the measurement and evaluation of safety efforts. His research is centered on improving the quality of care delivered in the intensive care unit and operating suite and improving patient safety in these and other clinical areas. We believe that Dr. Pronovost's position as a world renowned leader of patient safety and quality qualifies him to serve on the Board.
Bruce Slovin	76	1986

President, 1 Eleven Associates, LLC, a private investment firm, for more than the past five years. Mr. Slovin is a director of M&F Worldwide Corp. (NYSE), a holding company that owns and manages four operating businesses, and SIGA Technologies, Inc. (NASDAQ), a company specializing in the development of pharmaceutical agents to fight biowarfare pathogens. Mr. Slovin's experience in various operating and financial positions and his ability to play a valuable leadership role, qualifies him to serve on the Board.

The Board recommends that you vote "FOR" the election of each of the ten nominees.

 CORPORATE GOVERNANCE

        We seek to follow best practices in corporate governance in a manner that is in the best interests of our business and our stockholders. We are in compliance with the corporate governance requirements imposed by the Sarbanes-Oxley Act, the SEC and the NYSE and will continue to review our policies and practices to meet ongoing developments in this area.

Code of Business Conduct and Ethics

        All of our employees, including our Chief Executive Officer (CEO), Chief Financial Officer (CFO), all other senior financial officers and all other executive officers, are required to comply with our Code of Business Conduct and Ethics. You can access our Code of Business Conduct and Ethics by clicking on the "Corporate Governance" link in the "Investor Relations" section of our website at www.cantelmedical.com. The Code of Business Conduct and Ethics is also available without charge in print to any requesting stockholder. We post amendments to, and waivers of, our Code of Business Conduct and Ethics, as applicable, on our website.

Corporate Governance Guidelines

        Our Corporate Governance Guidelines reflect the principles by which we operate. From time to time, the Nominating Committee and the Board review and revise our Corporate Governance Guidelines in response to regulatory requirements and evolving best practices. You can access our Corporate Governance Guidelines by clicking on the "Corporate Governance" link in the "Investor Relations" section of our website at www.cantelmedical.com. The Corporate Governance Guidelines are also available without charge in print to any requesting stockholder.

Certain Relationships and Related Persons Transactions

        Our Corporate Governance Guidelines address, among other things, the consideration and approval of any related person transactions. Under these Governance Guidelines, any related person transaction that would require disclosure by us under Item 404(a) of Regulation S-K of the rules and regulations of the SEC, including those with respect to a director, a nominee for director or an executive officer, must be reviewed and approved or ratified by the Nominating Committee, excluding any director(s) interested in such transaction. Any such related person transactions will only be approved or ratified if that Committee determines that such transaction will not impair the involved person(s)' service to, and exercise of judgment on behalf of, the Company, or otherwise create a conflict of interest that would be detrimental to the Company.

        Mark N. Diker, our Chairman's son, has served as a director of Cantel since October 18, 2007. Because of such family relationship, he is not treated as an independent director. During fiscal 2012, Mr. Mark Diker's total compensation was approximately $35,000 and he was awarded 1,340 restricted shares under the 2006 Equity Incentive Plan in connection with his directorship at Cantel.

        Other than compensation paid to our executive officers and directors and disclosed in this Proxy Statement or otherwise approved by our Compensation Committee or Board, we did not engage in any related person transactions in fiscal 2012.

BOARD MATTERS; COMMITTEES

Board Meetings and Attendance of Directors

        The Board held four regular meetings during the fiscal year ended July 31, 2012. During fiscal 2012, each of the directors attended 75% or more of the combined total meetings of the Board and the respective committees on which he served. Directors are required to make every reasonable effort to attend the Annual Meeting of Stockholders. All ten individuals then serving as members of the Board attended our last Annual Meeting of Stockholders.

Director Independence

        In determining independence pursuant to NYSE standards, each year the Board affirmatively determines whether directors have a direct or indirect material relationship with the Company that may interfere with their ability to exercise their independence from the Company. When assessing the materiality of a director's relationship with the Company, the Board considers all relevant facts and circumstances, not merely from the director's standpoint, but from that of the persons or organizations with which the director has an affiliation. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships. The Board has affirmatively determined that the following seven directors have no material relationship with us and are independent within the meaning of Rule 10A-3 of the Securities Exchange Act of 1934 (the Exchange Act) and within the NYSE definition of "independence": Alan R. Batkin, Ann E. Berman, Joseph M. Cohen, George L. Fotiades, Alan J. Hirschfield, Peter J. Pronovost, M.D., Ph.D. and Bruce Slovin. Our Board has also concluded that none of these directors possessed the objective relationships set forth in the NYSE listing standards that prevent independence. None of our independent directors has any relationship with the Company other than his or her service as a director and on committees of the Board. Independent directors receive no compensation from us for service on the Board or the Committees other than directors' fees and equity grants under our 2006 Equity Incentive Plan.

Executive Sessions; Presiding Director

        As required by the NYSE listing standards, our non-management directors meet in executive sessions at which only non-management directors are present on a periodic basis. Mr. Batkin serves as the presiding independent director (Presiding Director) and is the chairperson for all non-management director meetings. He has been selected by our non-management directors to serve in such position each year since December 2004.

Communications with Directors; Hotline

        You may contact the entire Board, any Committee, the Presiding Director or any other non-management directors as a group or any individual director by calling our toll-free Hotline at 1-800-826-6762 (for calls originated within the United States or Canada). For calls originated outside the United States and Canada, the toll-free Hotline number is 1-800-714-4521; please visit our website identified below or the AT&T website http://www.business.att.com/bt/access.jsp for international access codes required for calls originated outside the United States and Canada. An outside vendor collects all reports or complaints and delivers them to our General Counsel, who, in appropriate cases, forwards them to the Audit Committee and/or the appropriate director or group of directors or member of management. You are also welcome to communicate directly with the Board at the meeting. Additional information regarding the Hotline can be found by clicking on the "Corporate Governance" link in the "Investor Relations" section of our website at www.cantelmedical.com.

Committees

        The Board has three standing committees: the Audit Committee, the Compensation Committee and the Nominating Committee. All members of the Audit Committee, the Compensation Committee and the Nominating Committee are independent directors within the definition in the NYSE listing standards and Rule 10A-3 of the Exchange Act. Each of the Committees has the authority to retain independent advisors and consultants, with all fees and expenses to be paid by us. The Board-approved charters of each of the Committees can be found by clicking on the "Corporate Governance" link in the "Investor Relations" section of our website at www.cantelmedical.com or (free of charge) by sending a written request to Cantel Medical Corp., 150 Clove Road, Little Falls, NJ 07424, Attn: Assistant Secretary.

        Audit Committee.    The Audit Committee is composed of Ms. Berman (Chair) and Messrs. Batkin and Slovin. All of the Audit Committee members are financially literate, and at least one member has accounting and financial management expertise. The Board has determined that Ms. Berman qualifies as an "audit committee financial expert" for purposes of the federal securities laws. Ms. Berman developed such qualifications through her service as Vice President of Finance and Chief Financial Officer of Harvard University.

        The Audit Committee performs the following functions: (1) assisting the Board in fulfilling its oversight responsibilities with respect to (a) the integrity of our financial statements, (b) our compliance with legal and regulatory requirements, (c) the independent registered public accounting firm's qualifications and independence, and (d) the performance of our internal audit function and independent registered public accounting firm and (2) preparing a report in accordance with the rules of the SEC to be included in our annual proxy statement.

        The Audit Committee held five meetings during fiscal 2012, of which four were meetings held prior to the filing of our Quarterly Reports on Form 10-Q or Annual Report on Form 10-K for the primary purpose of reviewing such reports and the quarterly closing process.

        Compensation Committee.    The Compensation Committee is composed of Messrs. Hirschfield (Chairman), Cohen and Batkin. The Compensation Committee performs the following functions: (1) discharging the Board's responsibilities relating to compensation of our executive officers; (2) producing an annual report on executive compensation for inclusion in our proxy statement in accordance with applicable rules and regulations; and (3) administering our equity incentive plans in accordance with the terms of such plans. The Compensation Committee held three meetings during fiscal 2012. In discharging its responsibilities, the Compensation Committee, among other things, evaluates the CEO's performance and determines and approves the CEO's compensation level based on such evaluation. The Compensation Committee also determines and approves the compensation of other executive officers. The CEO makes recommendations to the Compensation Committee regarding the amount and form of his compensation and the compensation of our other executive officers. Neither our management nor the Compensation Committee retained any compensation consultants in fiscal 2012.

        Compensation Committee Interlocks and Insider Participation.    None of the directors who served on the Compensation Committee during fiscal 2012 is or has been an officer or employee of the Company or had any relationship that is required to be disclosed as a transaction with a related person. During the fiscal year ended July 31, 2012, none of our executive officers served as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our Board or our Compensation Committee.

        Nominating Committee.    The Nominating Committee is composed of Mr. Fotiades (Chairman), Dr. Pronovost and Mr. Cohen. The Committee performs the following functions: (1) identifying individuals qualified to become Board members, consistent with criteria approved by the Board and recommending that the Board select the director nominees for the next Annual Meeting of Stockholders; (2) developing and recommending to the Board the Corporate Governance Guidelines; (3) overseeing evaluation of the Board and management and (4) reviewing and assessing the compensation paid to members of the Board and its committees. The Nominating Committee held one meeting during fiscal 2012.

Board Leadership Structure

        The CEO and Chairman roles at Cantel are separated between Andrew A. Krakauer and Charles M. Diker, respectively, in recognition of their differing responsibilities. The CEO is responsible for leading the organization's day-to-day performance, executing the Company's strategies and ensuring the success of our acquisition program. The Chairman is responsible for advising the CEO, collaborating on acquisitions, and presiding over meetings of the Board. In addition, the Chairman is principally responsible for setting the strategic direction of the Company with assistance from the CEO. Although we do not have a formal policy regarding whether the offices of Chairman and CEO should be separate, our Board believes that the existing leadership structure, with the separation of the Chairman of the Board and CEO roles, enhances the accountability of the CEO to the Board and strengthens the Board's independence from management. In addition, the Board believes that having a separate Chairman creates an environment that is more conducive to the objective evaluation and oversight of management's performance, increasing management accountability, and improving the ability of the Board to monitor whether management's actions are in the best interests of the Company and our stockholders.

Board Role in Risk Oversight

        The Board is responsible for oversight of the Company's management of enterprise risks. Cantel's senior management is responsible for the Company's risk management process and the day-to-day supervision and mitigation of enterprise risks. Management of the Company advises the Board on areas of material Company risk, including strategic, operational, financial, legal and regulatory risks. We do not believe our Board's oversight of risk influences our leadership structure, though we believe our leadership structure helps mitigate risk by separating oversight of our day-to-day business from the oversight of our Board.

Selection of Nominees for Election to the Board

        The Nominating Committee has established a process for identifying and evaluating nominees for director. Although the Nominating Committee will consider nominees recommended by stockholders, the Nominating Committee believes that the process it utilizes to identify and evaluate nominees for director is designed to produce nominees that possess the educational, professional, business and personal attributes that are best suited to further our purposes. Any interested person may recommend a nominee by submitting the nomination, together with appropriate biographical information, to the Nominating Committee, c/o Cantel Medical Corp., 150 Clove Road, Little Falls, NJ 07424, Attn: Assistant Secretary. All recommended candidates will be considered using the criteria set forth in our Corporate Governance Guidelines.

        The Nominating Committee will consider, among other things, the following factors to evaluate recommended nominees: the Board's current composition, including expertise, diversity, balance of management and non-management directors, independence and other qualifications required or recommended by applicable laws, rules and regulations (including NYSE requirements) and company policies or procedures. Although the Board considers diversity as a factor to be considered in identifying and evaluating nominees, it does not have any formal policy with respect to diversity. The Nominating Committee will also consider the general qualifications of potential nominees, including, but not limited to personal integrity; concern for Cantel's success and welfare; experience at strategy/policy setting level; high-level leadership experience in business or administrative activity; breadth of knowledge about issues affecting Cantel; an ability to work effectively with others; sufficient time to devote to the Company; and freedom from conflicts of interests.

 EXECUTIVE OFFICERS OF CANTEL

Name	Age	Position
Charles M. Diker	77	Chairman of the Board and member of Office of the Chairman
Andrew A. Krakauer	57	President, CEO and member of Office of the Chairman
Craig A. Sheldon	50	Senior Vice President, Chief Financial Officer and Treasurer
Eric W. Nodiff	55	Senior Vice President, General Counsel and Secretary
Steven C. Anaya	42	Vice President and Controller

        Set forth below is certain biographical information concerning our current executive officers who are not also directors:

        Mr. Sheldon, who has been employed by us in various executive capacities since November 1994, has served as our Senior Vice President and Chief Financial Officer since November 2002. In March 2008, Mr. Sheldon was also appointed Treasurer. Mr. Sheldon is a certified public accountant (CPA) and a chartered global management accountant (CGMA).

        Mr. Nodiff has served as our Senior Vice President and General Counsel since January 2005. In January 2009, Mr. Nodiff was also appointed Secretary.

        Mr. Anaya, who has been employed by us since March 2002, has served as Vice President since November 2003 and Controller since November 2002. Prior thereto, he served as our Assistant Controller. Mr. Anaya is a certified public accountant (CPA) and a chartered global management accountant (CGMA).

COMPENSATION DISCUSSION AND ANALYSIS

        The Compensation Committee of our Board discharges certain responsibilities of the Board with respect to compensation of the Company's executive officers, which, for the fiscal year ended July 31, 2012, included our Chairman of the Board and member of Office of the Chairman, Charles M. Diker; President/Chief Executive Officer (CEO) and member of Office of the Chairman, Andrew A. Krakauer; Senior Vice President, General Counsel and Secretary, Eric W. Nodiff; Senior Vice President, Chief Financial Officer (CFO) and Treasurer, Craig A. Sheldon; and Vice President and Controller, Steven C. Anaya (collectively, the Named Executive Officers or NEOs).

Objectives of Compensation Programs

        The primary objectives of the Company's compensation program are to:

  •
  Closely align the interests of the executive officers with those of the stockholders, and

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  Offer compensation opportunities that attract and retain talented executive officers, motivate such officers to perform at their highest level and reward their achievements.

        The abilities and performance of the Company's executives are critical to the Company's long-term success, and the objectives of the compensation program are designed to complement each other by balancing the Company's interest in achieving both its short-term and long-term goals. Base salary and incentive-based cash bonuses are paid to reward performance and the achievement of short-term objectives and equity awards are used to align the executives' interests with the long-term success of the Company.

What the Company's Compensation Program is Designed to Reward

        The Company's business plan emphasizes growth through the expansion of existing operations and the addition of new products through acquisitions and product development. This strategy is advanced by identifying and acquiring businesses; effectively integrating acquired operations, personnel, products and technologies into the organization; retaining and motivating key personnel throughout the Company; attracting and retaining customers; and encouraging new product development. In addition, the Company relies on its executives to sustain and efficiently manage current businesses while adapting and growing its business segments in response to the ever-changing competitive landscape, and, in general, to maximize stockholder value. The compensation program is designed to reward the NEOs for successfully managing these tasks, increasing earnings of the Company, and creating stockholder value.

Role of Compensation Consultant and Survey Data

        Although the Compensation Committee has retained and worked with an independent consulting firm in the past, it elected not to do so for fiscal 2012. In addition, it did not utilize any specific survey data or benchmarking with respect to fiscal 2012 compensation. Instead, the Committee relied on its own analyses and processes described herein in setting fiscal 2012 compensation for the NEOs. In the future, the Compensation Committee may elect to retain an independent consulting firm to provide competitive pay data and compensation trends, analysis and recommendations with respect to the Company's CEO and other executive officers.

Elements of the Compensation Program; Why the Compensation Committee Chose Each Element and How it Relates to the Company's Objectives

        The two principal elements comprising executive compensation are cash and equity awards. The cash element is divided into base salary and annual cash incentives under the Company's Annual Incentive Compensation Plan, which constitutes the short term incentive compensation plan (STIP) and the equity element consists of stock options and restricted stock awards (subject to a risk of forfeiture) under the Company's Long Term Incentive Compensation Plan (LTIP). These elements complement each other and give the Committee flexibility to create compensation packages that provide short and long-term incentives in line with the Company's approach to compensation. Such approach is designed to provide the executive sufficient cash to be competitive with other employment opportunities, while at the same time providing the executive with an incentive to build stockholder value by aligning the executive's interests with those of our stockholders.

        Base salary is the primary fixed element of the Company's compensation program and is used to attract and retain, as well as motivate and reward, executive officers. In determining the base salary of NEOs, the Compensation Committee considers the experience, skills, knowledge and responsibilities required of the executive officer in his role, specifically, the functional role of the position, the level of the individual's responsibility, the ability to replace the individual, and if applicable, the base salary of the individual at his prior employment.

        Short-term incentive compensation is an opportunity for executives to receive cash bonuses based on the Company's (or its divisions') annual financial performance. The short-term incentive compensation is intended to reward performance for the most recently completed fiscal year when financial objectives are achieved and motivate and retain qualified individuals who have the opportunity to influence future results, advance business objectives, and enhance stockholder value. Likewise, this element of compensation is designed to provide a reduced award or no award when financial objectives are not achieved. Under the STIP, target amounts for the annual bonus opportunity are required to be established within 75 days after the commencement of the fiscal year and are based on achievement of one or more metrics described in the STIP. The exact annual metrics and targets to be used under the STIP are approved by the Compensation Committee each year. In addition, under the STIP, the Compensation Committee has the flexibility to award additional discretionary bonuses to recognize and reward performance in excess of measurable performance objectives. Mr. Diker does not participate in the STIP and does not receive cash bonuses.

        For fiscal 2012, the Committee established a target level, as a percentage of base salary, for each member of senior management for purposes of determining cash bonuses under the STIP. Achievement of the target levels was based on attainment of the Company's fiscal 2012 targeted diluted earnings per share (EPS) and, in the case of division CEOs, budgeted operating income for the applicable division. Factors included in the process of determining senior management target levels, as well as discretionary additional bonuses, were business performance, scope of responsibilities and accountability, competitive and other industry compensation data, special circumstances and expertise, individual performance, comparison with compensation of our other senior managers and recommendations of the Chairman of the Board and the CEO.

        The purpose of the LTIP is to contribute to the motivation of key employees in accomplishing the Company's long-term strategic and stockholder value goals. Through equity awards, the LTIP is designed to communicate and reinforce strategic, operational and financial objectives linked to creating stockholder value, provide a competitive incentive for achievement of long-term corporate stockholder value goals and establish an objective basis for determining annual long-term incentive awards for eligible participants.

        Equity awards (which may consist of restricted stock, stock options, stock appreciation rights or performance awards) are granted under the LTIP to NEOs in order to give them an ownership interest in the Company, thereby aligning their interests with those of the stockholders and providing a long-term incentive. Restricted stock awards consist of awards of the Company's common stock subject to specified vesting restrictions or conditions including, among other things, continued employment with the Company. Stock options and stock appreciation rights (rights to receive a payment equal to the increase in fair market value of the Company's common stock since the grant date thereof) are equity awards whose value depends on an increase in the Company's common stock price. The Compensation Committee determined at the end of fiscal 2010 to no longer grant stock options to management under the LTIP and rather, to grant only restricted stock to management. Grants of restricted stock have intrinsic value regardless of price appreciation, and may create a better identity of interests between management and other stockholders. In addition, the Committee believes that due to their intrinsic value, restricted shares may have a stronger retentive effect on management than stock options. Following fiscal 2012 restricted stock awards were granted to management under the LTIP. Mr. Diker does not participate in the LTIP but is awarded restricted stock awards and stock options as an employee of the Company from time to time based on recommendations of the Compensation Committee and approval of the Board.

        The Compensation Committee typically imposes time-based vesting conditions on stock options and restricted stock awards because it believes that time based vesting encourages recipients of awards to remain employed by the Company and continue to provide services to us, and also encourages recipients to build stockholder value over a long period of time. As with other issued shares of our common stock, recipients of restricted stock (but not stock options) awarded under the LTIP are entitled to receive dividends we pay on our common stock.

Risk in Our NEO Compensation Program

        Our Compensation Committee believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks. We believe the base salary levels of our executives mitigate excessive risk-taking behavior by providing reasonable predictability in the level of income earned by each executive and alleviating pressure on executives to focus exclusively on stock price performance to the detriment of other important business metrics. We also provide a mixture of both short-term and long-term incentives. With a significant weighting on long-term incentives that are subject to time-based vesting, we believe NEOs' incentives are aligned with those of our stockholders and short-term risk taking is discouraged. In addition, the performance measures used for short-term incentives are intended to be challenging yet attainable, so that it is more likely than not that the executives will earn a substantial portion of their target bonus annually, which mitigates the potential that our executives will take excessive risks. The metrics we use are typically calculable in accordance with generally accepted accounting principles (GAAP) and audited at the end of the year. Also, short-term incentives in the form of annual performance bonus payouts have been established, depending on an executive's position, at between 40-85% of base salary for on-target performance. Under the STIP, the Compensation Committee may determine that extraordinary performance warrants a higher payout but with a cap of 200% of targeted bonus, which the Compensation Committee believes mitigates the likelihood that our executives will take excessive risks. In addition, stock options and restricted stock awards granted to employees generally vest annually over three years, so executives always have a significant amount of unvested awards that could decrease significantly in value if our business is not managed for the long-term. The Compensation Committee further retains discretion under both the STIP and LTIP to reduce or not pay awards under such plans due to an NEO's misconduct or poor performance.

How the Compensation Committee Chose Amounts and Formulas for Each Element

        Base Salary.    Currently the Compensation Committee approves the base salaries of all NEOs; however, the base salary of Mr. Diker is also subject to approval by the Board. In February 2012, the base salary of the CEO was increased by 8.3%, from $485,000 to $525,000 in recognition of his contributions and the performance of the Company. The base salary of each of Messrs. Anaya, Nodiff and Sheldon was increased by 5.0% in recognition of their contributions and the performance of the Company. The Committee maintained the relative differences among them (other than the CEO) that had been established in prior fiscal years based on the NEOs' roles and responsibilities and the Committee's prior perception of executives of other similar companies of similar position, responsibility, experience, qualifications, and performance. The greater percentage increase for the CEO was due to his leadership of the Company, expanded responsibilities with the growth of the Company and the excellent fiscal 2011 operating results of the Company. The base salary of Mr. Diker, who does not provide services to the Company on a full time basis, was established by the Board in recognition of his contributions to the Company. Mr. Diker's base salary of $250,000 was not changed during fiscal 2012. The base salary of the NEOs, which will remain in effect through at least January 31, 2013, are as follows:

NEO	BASE SALARY
Mr. Krakauer	$525,000
Mr. Diker	250,000
Mr. Nodiff	331,778
Mr. Sheldon	331,778
Mr. Anaya	222,784

        Short-Term Incentive Plan.    For fiscal 2012, the Compensation Committee chose EPS as the performance metric under the STIP to maintain a focus on increasing stockholder value and driving superior financial performance. The Committee believes EPS is a key metric in measuring the Company's success and provides certainty and comparability since it is calculated in accordance with generally accepted accounting principles and audited each year. Specifically, for fiscal 2012 the performance target was EPS of $0.96.

        For fiscal 2012, the target incentive awards under the STIP, established as a percentage of base salary, were set by the Compensation Committee as follows:

NEO	TARGET INCENTIVE AWARD
Mr. Krakauer	85%
Mr. Diker	NA
Mr. Nodiff	50%
Mr. Sheldon	50%
Mr. Anaya	40%

        The target incentive award for Mr. Krakauer was increased from 70% to 85% and the target incentive awards for Messrs. Nodiff and Sheldon were each increased by 5% from fiscal 2011. The increases were made in consideration of the continued growth and positive performance of the Company and the increased responsibilities of the NEOs.

        In fiscal 2012, the Company exceeded the EPS performance target of $0.96 compared to our actual EPS of $1.15. Therefore, Messrs. Krakauer, Nodiff, Sheldon and Anaya each received his full target incentive award. In addition, because of the significant extent by which our actual EPS exceeded our performance target and our prior year's EPS, the surpassing of other financial targets such as cash flow and EBITDAS, as well as the successful integration of our most recent acquisitions, the Compensation Committee utilized its discretion under the STIP to award additional cash bonuses to our NEOs (exclusive of Mr. Diker, who does not participate in our STIP). Total STIP awards to NEOs for fiscal 2012 were as follows:

NEO	INCENTIVE- BASED AWARD	DISCRETIONARY AWARD	TOTAL CASH AWARD
Mr. Krakauer	$446,250	$401,625	$847,875
Mr. Diker	NA	NA	NA
Mr. Nodiff	$165,889	$149,300	$315,189
Mr. Sheldon	$165,889	$149,300	$315,189
Mr. Anaya	$89,114	$80,202	$169,316

        These discretionary STIP awards increased the incentive-based awards by 90%. The percentage of the fiscal 2012 discretionary awards was increased relative to the fiscal 2011 awards due to the Compensation Committee's assessment of the Company's performance during fiscal 2012 relative to fiscal 2011.

        Equity Awards.    The Compensation Committee determines the number of shares of stock underlying the equity awards based upon each NEO's position and performance during the fiscal year. The Committee established fiscal 2012 equity award targets for all NEOs other than Mr. Diker based on a percentage of their base salary (described below). Mr. Diker is not a participant in the LTIP but has received equity awards from time to time upon the recommendation of the Compensation Committee and approval of the Board. All restricted stock awards to NEOs are subject to vesting in three equal annual installments beginning on the first anniversary of the grant date.

        The target incentive equity award percentages were determined by the Compensation Committee to reflect the objectives of the LTIP and to give effect to the positions, responsibilities and contributions to the Company of each NEO. The percentages also reflect the Compensation Committee's view, based on past analyses which were not updated in fiscal 2012, of market-based differences for similarly positioned executives at other companies.

        On October 15, 2012, the Compensation Committee awarded the NEOs restricted shares under the LTIP attributable to fiscal 2012 performance based on the $25.56 closing price of Cantel common stock on the NYSE on that date. In addition, the Compensation Committee awarded Mr. Diker a stock option to purchase 35,000 shares based on his contributions to the Company and for providing direction and assistance to management during fiscal 2012.

        Mr. Krakauer was awarded 39,125 shares of restricted stock, calculated by dividing $1,000,000 by $25.56. This represented a significant increase in value from the prior year's restricted stock award to Mr. Krakauer. Following fiscal 2011, Mr. Krakauer was awarded 35,812 shares, which was calculated by dividing $485,000 by $13.54 (the closing price of Cantel common stock on the NYSE on the date of grant). The increase was in recognition of the Company's significant growth since Mr. Krakauer became President, and subsequently, CEO of the Company, as well as the Committee's perception of CEO compensation of other similar companies of similar position, responsibility, experience, qualifications, and performance.

        The number of shares of restricted stock issued to Messrs. Nodiff and Sheldon was calculated by (1) multiplying such NEO's base salary by the incentive award percentage and (2) dividing the product by $25.56. The number of shares of restricted stock issued to Mr. Anaya was calculated by multiplying 50% by Mr. Sheldon's restricted stock award. There was no change in the formulas from the prior fiscal year.

        For the awards to Mr. Diker and the NEOs, the Compensation Committee established the following payment percentages and, as a result, made the grants indicated:

NEO	TARGET INCENTIVE AWARD	VALUE OF AWARD	NUMBER OF RESTRICTED SHARES AWARDED	NUMBER OF STOCK OPTIONS
Mr. Krakauer	$1,000,000 Value	$1,000,035	39,125
Mr. Diker	NA			35,000
Mr. Nodiff	70% of Base Salary	232,596	9,100
Mr. Sheldon	70% of Base Salary	232,596	9,100
Mr. Anaya	50% of Mr. Sheldon's award	116,298	4,550

Post-Retirement and Other Benefits

        Each of Messrs. Krakauer, Nodiff, Sheldon and Anaya is party to a severance agreement with the Company that contains certain post-termination benefits.

        The Compensation Committee believes that post-termination benefits are an important aspect of an executive compensation program because they allow the Company to better recruit and retain executive officers by offering competitive compensation packages. Such benefits also allow the executive officers to focus on performance of their duties and eliminate distractions related to job security concerns. The severance agreements also provide benefits in the event of a change in control of the Company to further align the interests of the executive with those of the stockholders. These arrangements are primarily intended to maintain the executive's motivation to consummate the sale of the Company in circumstances where such event will maximize stockholder value, notwithstanding that such transaction may result in the executive's loss of continued employment with the Company. We believe a "double trigger" requiring actual termination following a change of control rather than simply awarding amounts in the event of a change of control best aligns the NEOs' interests by encouraging them to continue to perform their duties adequately rather than simply receiving an award for completing a transaction.

        We believe that these severance benefits are reasonable and appropriate for our NEOs in light of the anticipated time it takes high-level executives to secure new positions with responsibilities and compensation that are commensurate with their experience. We do not include "gross-up" provisions in the severance agreements. A more detailed description of our severance agreements may be found below under the heading "Post Termination Benefits and Change in Control."

        Severance benefits also include the vesting of 100% of the executives' unvested stock options and unvested restricted stock awards and other similar rights in certain circumstances. We believe that the equity awards granted to our executive officers have been reasonable in amount and that, in the event of a change in control and certain other terminations, it is appropriate that our executive officers receive the full benefit under their equity compensation awards of the increase in Cantel's value attributable to the performance of the current management team.

        The severance agreements for our NEOs provide equal benefits for each NEO that is a party to a severance agreement, other than with respect to cash severance payable in the event of a termination in a non-change of control situation (i.e., a termination without cause). In such event, the CEO (i.e., Mr. Krakauer) is entitled to two times the sum of the CEO's base salary and target bonus at the time of termination; a 15-year executive (e.g., Mr. Sheldon) is entitled to 18 months' base salary; and the other executives (i.e., Messrs. Nodiff and Anaya) are entitled to 12 months' base salary. During fiscal 2012, the CEO was entitled to 18 months' base salary in this scenario. The Compensation Committee increased such amount on October 31, 2012 to (a) 24 months' base salary plus (b) two times Mr. Krakauer's annual target bonus based on the rate in effect as of the relevant termination date (currently 85% of his annual base salary). The change was made based on the Committee's perception of severance being paid to executives of other similar companies of similar position, responsibility, experience, qualifications, and performance. We believe that a higher severance formula for our CEO is justified and needed in order to attract the individual we believe is best suited for the office. Our CEO is the individual the public and our stockholders most closely identify as the face of the company. He has the greatest individual impact on our success, and he faces the greatest personal risks when the company takes risks. We also believe that any NEO (other than Mr. Diker) who has 15 years of employment with the Company should be entitled to additional compensation in the event of a termination of his employment in a non-change in control situation in recognition of his long service to the Company.

        In addition to the above benefits, we provide to Messrs. Krakauer, Nodiff, Sheldon and Anaya (1) term life insurance equal to one year's base salary, (2) a car allowance equal to $750 a month plus related expenses, (3) an executive physical once every three years (up to $3,500, subject to a gross-up to make this benefit tax neutral), (4) a $7,000 allowance for disability insurance or long term care insurance and (5) a 401(k) plan match. We believe these perquisites are appropriate as part of a competitive benefits package. Mr. Diker is provided a 401(k) plan match.

Say-on-Pay Vote Response

        In evaluating our compensation process for fiscal 2012, our Compensation Committee generally considered the results of the advisory vote of our stockholders on the compensation of the executive officers named in our last proxy statement related to our prior annual meeting of stockholders. Our Compensation Committee noted that more than 97% of votes cast approved of the compensation of those executive officers as described in our last proxy statement. Our Compensation Committee considered these voting results as supportive of the Compensation Committee's general executive compensation practices.

Tax Deductibility of Compensation

        Section 162(m) of the Internal Revenue Code (the Code) limits the deduction a public company is permitted for compensation paid to the chief executive officer and to the four most highly compensated executive officers other than the chief executive officer. Generally, amounts paid in excess of $1,000,000 to a covered executive cannot be deducted, unless the compensation is paid pursuant to a plan which is performance related, non-discretionary and has been approved by stockholders. In its deliberations the Compensation Committee considers ways to maximize deductibility of executive compensation, but nonetheless retains the discretion to compensate executive officers at levels the Committee considers commensurate with their responsibilities and achievements. We have not adopted a policy that all executive compensation be fully deductible.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee has reviewed the "Compensation Discussion and Analysis" section of this Proxy Statement and discussed such section with certain members of management. Based on its review and discussions and its ongoing involvement with executive compensation matters, the Compensation Committee recommended to the Board that the "Compensation Discussion and Analysis" section of this Proxy Statement be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the year ended July 31, 2012.

                      Compensation Committee
                      Alan J. Hirschfield (Chairman)
                      Alan R. Batkin
                      Joseph M. Cohen

 EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table sets forth compensation for our CEO, CFO and three other most highly compensated executive officers (our Named Executive Officers or NEOs).

SUMMARY COMPENSATION TABLE

Name and Pricipal Position	Year	Salary $	Bonus $	Option Awards ($)(1)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Charles M. Diker	2012	250,000	—	—	219,240	—	43,439	(2)	512,679
Chairman of the Board	2011	237,500	—	—	467,215	—	43,016		747,731
	2010	225,000	—	123,849	112,992	—	42,693		504,534
Andrew A. Krakauer	2012	505,000	—	—	484,894	847,875	25,331	(3)	1,863,100
President and Chief	2011	467,500	—	—	494,500	424,375	20,707		1,407,082
Executive Officer	2010	437,500	—	124,943	131,093	441,000	20,395		1,154,931
Eric W. Nodiff	2012	323,879	—	—	221,379	315,189	27,730	(4)	888,177
Executive Vice President	2011	312,126	30,000	—	198,271	177,738	20,781		738,916
	2010	303,060	—	45,645	51,643	208,084	20,565		628,997
Craig A. Sheldon	2012	323,879	—	—	221,379	315,189	20,627	(5)	881,074
Senior Vice President,	2011	312,126	30,000	—	231,013	177,738	20,183		771,060
Chief Financial Officer,	2010	303,060	—	53,700	59,588	208,084	20,402		644,834
and Treasurer
Steven C. Anaya	2012	217,480	—	—	110,690	169,316	20,708	(6)	518,193
Vice President and	2011	209,588	5,000	—	115,443	106,088	20,296		456,415
Controller	2010	203,500	—	28,050	29,779	116,000	20,582		397,911

(1)
Represents the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 718. For a discussion of valuation assumptions, see Note 12 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended July 31, 2012.

(2)
This amount includes the following amounts paid or accrued by us for the benefit of Mr. Diker: (i) $36,000 in office expenses, and (ii) $7,439 in contributions under a 401(k) plan.

(3)
This amount includes the following amounts paid or accrued by us for the benefit of Mr. Krakauer: (i) $12,722 in vehicle fringe benefits, (ii) $7,500 in contributions under a 401(k) plan, (iii) $4,889 in term life and long- term care insurance premiums, and (iv) $220 in health club benefits.

(4)
This amount includes the following amounts paid or accrued by us for the benefit of Mr. Nodiff: (i) $12,722 in vehicle fringe benefits, (ii) $7,593 in contributions under a 401(k) plan, and (iii) $7,415 in term life and disability insurance premiums.

(5)
This amount includes the following amounts paid or accrued by us for the benefit of Mr. Sheldon: (i) $12,722 in vehicle fringe benefits, (ii) $7,593 in contributions under a 401(k) plan, and (iii) $312 in term life insurance premiums.

(6)
This amount includes the following amounts paid or accrued by us for the benefit of Mr. Anaya: (i) $12,722 in vehicle fringe benefits, (ii) $7,513 in contributions under a 401(k) plan, and (iii) $473 in term life insurance premiums.

Grants of Plan-Based Awards Table

        The following table sets forth certain additional information regarding grants of plan-based awards to our Named Executive Officers for the fiscal year ended July 31, 2012:

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)				All Other Stock Awards: Number of Shares of Stock or Units #
							Grant Date Fair Value of Stock Awards ($)
Name	Threshold ($)	Target ($)	Maximum ($)	Grant Date
Charles M. Diker	N/A	N/A	N/A	10/21/11	13,500	(2)	219,240
Andrew A. Krakauer	223,125	446,250	892,500	10/3/11	35,812	(2)	484,894
Eric W. Nodiff	82,945	165,889	331,778	10/3/11	16,350	(2)	221,379
Craig A. Sheldon	82,945	165,889	331,778	10/3/11	16,350	(2)	221,379
Steven C. Anaya	44,557	89,114	178,227	10/3/11	8,175	(2)	110,690

(1)
All non-equity incentive plans referenced in the table provide that no bonus is payable if the minimum level of performance required by the plan is not achieved by the NEO.

(2)
Each restricted stock award is subject to a risk of forfeiture which lapses as to one-third of the awards on each of the first three anniversaries after the grant date.

Narrative Addendum to the Summary Compensation Table and Grants of Plan-Based Awards Table

Short-Term Incentive Plan

        Under the STIP, our NEOs (other than Mr. Diker) and certain other executives and key employees of the Company are eligible to receive cash bonus awards based on their achievement of performance targets for each fiscal year ending July 31st (each year being referred to as a Plan Year).

        The STIP is administered by the Compensation Committee, which establishes annual performance targets (the Performance Targets) for each Plan Year. Awards are based on the achievement of the Performance Targets, which are based on the attainment of specified levels of one or any combination of the following: revenues, cost reductions, operating income, income before taxes, net income, adjusted net income, earnings per share, adjusted earnings per share, operating margins, working capital measures, return on assets, return on equity, return on invested capital, cash flow measures, market share, stockholder return or economic value added of the Company or the subsidiary or division of the Company for or within which the participant is primarily employed. Such Performance Targets may also be based on the achievement of specified levels of Company performance (or performance of an applicable subsidiary) under one or more of the measures described above relative to the performance of other corporations. For fiscal 2012, the Compensation Committee utilized the Company's fiscal 2012 budgeted EPS of $0.96. In fiscal 2012, the Company exceeded this Performance Target.

        The target incentive awards for each eligible position (by category) are expressed as a percentage of base salary within the ranges designated below (with the actual target incentive award percentages determined by the Compensation Committee on an annual basis):

ELIGIBLE POSITION	TARGET INCENTIVE AWARD
CEO/President	70% - 100%
COO, Division CEO, Executive Vice President, Senior Vice President	45% - 65%
Vice President	40% - 55%
Other Key Employees	10% - 35%

        For fiscal 2012, the target incentive awards were set by the Compensation Committee as follows:

ELIGIBLE POSITION	TARGET INCENTIVE AWARD
CEO/President (includes Mr. Krakauer)	85%
Division CEOs	55%
Senior Vice Presidents (includes Messrs. Nodiff and Sheldon)	50%
Vice Presidents (includes Mr. Anaya)	40%

        Notwithstanding the foregoing, Division CEOs have 25% of their bonus target based on the annual Performance Target established for executives of Cantel. The remaining 75% is based on the annual performance target specific to the operations of such CEO's Division(s), which are established by the CEO of the Company in consultation with the Compensation Committee.

        Awards are determined as follows:

	COMPANY-WIDE EARNINGS	DIVISION EARNINGS OR OTHER TARGET
CORPORATE EXECUTIVES	100%	—
DIVISION CEOs	25%	75%

        For fiscal 2012, none of the Division CEOs were NEOs.

        The target incentive award payable to each participant for 100% achievement of the Performance Targets (the Bonus Target) is calculated by multiplying the participant's base salary earned during the relevant Plan Year by a designated percentage established by the Compensation Committee for such participant for such Plan Year. If more or less than 100% of the Performance Target is achieved, the Compensation Committee has the discretion to increase the Bonus Target (not to exceed 200% of the Bonus Target) or decrease the Bonus Target (not to be less than 50% of the Bonus Target, provided that a minimum threshold performance level has been achieved); provided, however, that the Compensation Committee in its discretion may establish minimum Performance Targets that must be achieved in order for any incentive award to be paid. The Compensation Committee will determine the degree to which any applicable Performance Target has been achieved and any incentive award paid. At the sole discretion of the Compensation Committee, a participant may not receive an award, or the amount of an award may be decreased, due to substantiated poor individual performance or misconduct and may be declared ineligible under the STIP.

        For fiscal 2012, the Compensation Committee established the following payment criteria based on the achievement of the Performance Target:

% Achievement of $0.96 EPS (Performance Target)	% of Bonus Target to be Awarded
85% or less (EPS less than $0.82)	0
Greater than 85% but less than 100% (EPS of $0.82 - $0.95)	50% - 99% of Bonus Target
100% (EPS of $0.96)	100% of Bonus Target
Greater than 100% (EPS of greater than $0.96)	100% of Bonus Target plus discretionary amount

        The actual awards for our NEOs under the STIP for fiscal 2012 are shown in the tables and discussed in Compensation Discussion and Analysis above.

Long-Term Incentive Plan

        The purpose of the LTIP is to contribute to the motivation of key employees in accomplishing the Company's long-term strategic and stockholder value goals. All equity awards under the LTIP are granted under the Company's 2006 Equity Incentive Plan (the Plan), which is described below, and are subject to the terms thereof.

        Under the LTIP, NEOs (other than Mr. Diker) and other executives and certain key employees of the Company, are eligible to receive annual equity awards for each Plan Year. Participants are identified by title and recommended by the CEO of the Company each year, subject to the approval of the Compensation Committee. The Compensation Committee administers the LTIP with respect to all participants. The annualized expected value of the participants' target awards under the LTIP are reviewed annually by the Compensation Committee. Except as described above with respect to the CEO, the Compensation Committee did not modify the annualized expected value of the participants' target awards under the LTIP for fiscal 2012 from the prior year.

        Performance based awards under the LTIP are contingent on acceptable individual performance as well as predetermined financial objectives of the Company or one or more of its subsidiaries or operating segments determined by the Compensation Committee. Performance based awards vest upon achievement of the designated performance criteria, which will be based on the attainment of specified levels of one or any combination of the following: revenues, cost reductions, operating income, income before taxes, net income, adjusted net income, earnings per share, adjusted earnings per share, operating margins, working capital measures, return on assets, return on equity, return on invested capital, cash flow measures, market share, stockholder return or economic value added of the Company or the subsidiary or division of the Company for or within which the participant is primarily employed. Such performance goals also may be based on the achievement of specified levels of Company performance (or performance of an applicable subsidiary) under one or more of the measures described above relative to the performance of other corporations. Notwithstanding the specific performance criteria established, in making a determination as to whether or not such criteria such as earnings growth was achieved, the Compensation Committee takes into consideration factors such as unanticipated taxes, acquisition costs, non-recurring and extraordinary items, and other equitable factors, as determined by the Compensation Committee in its discretion. If a participant's employment with the Company is terminated for any reason, the participant will forfeit any non-vested performance based awards. The Compensation Committee did not grant any performance based awards in fiscal 2012.

        Service-based awards under the LTIP vest ratably over three years following the date of grant, or such other period of time determined by the Compensation Committee, subject to the terms and conditions set forth in the Plan and the agreement reflecting the award. Under the LTIP, in the event a participant's employment is terminated prior to the end of the vesting period due to (A) death, all of the service-based awards granted to the participant under the LTIP will automatically vest as of the date of termination of employment, (B) Retirement (as defined in the LTIP), all of the service-based stock options granted to the participant under the LTIP will automatically vest and the participant will forfeit any non-vested restricted stock awards or portions thereof granted under the LTIP unless the Compensation Committee, in its discretion, accelerates the vesting of such non-vested restricted stock awards, or (C) disability, any service-based awards that would have vested within the 12 month period following the termination date but for the participant's termination of employment (e.g., stock options and restricted stock awards subject only to time vesting) will automatically vest as of the termination date.

        At the sole discretion of the Compensation Committee, a participant may not receive an award or may receive a reduced award due to substantiated poor individual performance or misconduct and may be declared ineligible under the Plan.

        The actual awards for our NEOs under the LTIP for fiscal 2012 are shown in the tables and discussed in Compensation Discussion and Analysis above.

2006 Equity Incentive Plan

        The Plan provides for the granting of stock options, restricted stock awards, stock appreciation rights (SARs) and performance awards to our employees, including our executive officers. Non-employee directors also participate in the Plan. The Plan does not permit the granting of discounted options or discounted SARs. The selection of employee participants in the Plan and the level of participation of each participant are determined by the Compensation Committee (the Board makes determinations relating to awards to directors). The number of shares that may be granted to a participant under the Plan during any calendar year may not exceed 75,000. Subject to the limitations set forth in the Plan, the Compensation Committee may delegate to our Chief Executive Officer or other executive officers such duties and powers as the Compensation Committee may deem advisable with respect to the designation of employees to be recipients of Plan awards and the nature and size of such awards, except that no delegation may be made in the case of awards to executive officers or directors or awards intended to qualify under Section 162(m) of the Code, or individual awards in excess of 1,500 restricted shares or 5,000 stock options (or aggregate awards during any fiscal quarter in excess of 5,000 restricted shares or 25,000 stock options) or such other parameters as may be set forth by the Compensation Committee in a subsequent resolution.

        The Plan permits the grant of non-qualified stock options, incentive stock options qualifying under Section 422 of the Code (ISOs) and SARs. SARs permit the recipient to receive a payment measured by the increase in the fair market value of a specified number of our shares from the date of grant to the date of exercise. Distributions to the recipient of a SAR may be made in common stock, in cash, other property or in any combination of the preceding as determined by the Compensation Committee. The Compensation Committee determines the terms of each stock option and SAR at the time of the grant. The exercise price of a stock option may not be less than the fair market value of our common stock on the date the option is granted; likewise, no SAR may be granted at less than the fair market value of our common stock on the date the SAR is granted. The Compensation Committee determines the exercise period of each stock option and SAR; however, the terms of stock options and SARs granted under the Plan may not exceed ten years.

        Unless otherwise provided by the Compensation Committee, in the event of the termination of a participant's service as an employee or non-employee director for any reason other than the participant's Retirement (as defined in the Plan), death or disability, stock options and SARs (to the extent exercisable) will remain exercisable for a period of 90 days from such date or until the expiration of the stated term of such stock options or SARs, whichever period is shorter (except that in the case of a termination of employment for cause, such stock options and SARs will immediately expire). Unless otherwise provided by the Compensation Committee, upon the termination of a participant's employment due to death or disability, stock options and SARs granted to such participant will remain exercisable (to the extent vested) for a period of one year from such date or until the expiration of the stated term of such stock options or SARs, whichever period is shorter. In addition, when an employee or non-employee director who has at least ten years of service with the Company and is at least 65 years of age (or at least 60 years of age with at least fifteen years of service) terminates his or her service as an employee or director (i.e., Retires), all stock options and SARs granted to such employee or director under the Plan will, upon such termination, become immediately exercisable in full and remain exercisable through the original term of the award.

        Generally, no stock option granted under the Plan may be exercised during the first year of its term or such longer period as may be specified in the option grant. However, the Plan gives the Compensation Committee the authority, in its discretion, to accelerate the vesting of stock options. The Plan also provides that unvested stock options and SARs will immediately vest if the recipient's employment or service with the Company is terminated as a result of the recipient's death or Retirement, or is terminated without cause during the 12-month period following a change in control. The Plan similarly provides for the acceleration of vesting of the next tranche of stock options and SARs in the event of a termination of employment or service as a result of disability. The Plan also provides for the acceleration of vesting of a stock option or SAR if such accelerated vesting is provided under any benefit plan of the Company to which the recipient is subject. In addition, under the Plan, the Compensation Committee may in its discretion "cash out" any award, whether vested or unvested, upon a change in control by paying the recipient the amount by which the Change in Control Price (as defined in the Plan) exceeds the exercise or grant price per share under the stock option or SAR award multiplied by the number of shares granted under the stock option or SAR award.

        Under the Plan, the Compensation Committee may also grant restricted stock awards and performance awards, subject to specified restrictions or vesting conditions, including but not limited to continued employment or service of the recipient with us (in the case of restricted stock awards) or the achievement of one or more specific goals relating to our performance or the performance of a business unit or the recipient over a specified period of time (in the case of performance awards). Performance-based measures could be based on various factors such as our revenues, cost reductions, operating income, income before taxes, net income, adjusted net income, earnings per share, adjusted earnings per share, operating margins, working capital measures, return on assets, return on equity, return on invested capital, cash flow measures, market share, and/or economic value added or such factors as they apply to one of its business units within which the recipient is primarily employed. The performance goals of the performance awards will be set by the Compensation Committee within the time period prescribed by Section 162(m) of the Code.

        Except to the extent that the Compensation Committee specifies a longer vesting schedule in the award agreement, restricted stock awards given to non-employee Directors (and to employee Directors in their capacities as directors) will vest on the first anniversary of the grant date. Except as otherwise provided in the award agreement, restricted stock awards given to employees will vest ratably on the first, second and third anniversaries of the grant date. The Plan provides that if the recipient's service with the Company as a Director or employee terminates as a result of the recipient's death, any restricted stock awarded under the Plan will automatically vest, and if such service terminates as a result of disability, the next tranche of shares will automatically vest. The Plan also provides for the acceleration of vesting of a restricted stock award if such accelerated vesting is provided under any benefit plan of the Company to which the recipient is subject. In addition, the Plan gives the Compensation Committee the authority, in its discretion, to accelerate the vesting of any restricted stock award and, in connection with a change in control, to "cash out" any restricted stock award, whether vested or unvested.

Risk Considerations in Our Compensation Program

        The Compensation Committee has considered the risks that may exist in the Company's compensation plans and the factors that mitigate against the plans creating material risks to the Company and believes that risks arising from our compensation policies and practices for our employees are not likely to have a material adverse effect on the Company.

Outstanding Equity Awards at Fiscal Year-End Table

        The following table sets forth information regarding unexercised options and unvested restricted stock held by each of our Named Executive Officers as of July 31, 2012.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Charles M. Diker	—	8,700	(2)	11.41	11/4/14
						3,300	(3)	86,196
						24,999	(4)	652,974
						500	(5)	13,060
						13,500	(6)	352,620
Andrew A. Krakauer	2,250	—		10.32	7/30/14
	—	10,875	(7)	10.59	10/28/14
	2,250	—		10.58	7/30/15
						4,125	(8)	107,745
						26,499	(4)	692,154
						500	(5)	13,060
						35,812	(9)	935,409
Eric W. Nodiff	—	4,249	(7)	10.59	10/28/14
						1,625	(8)	42,445
						10,899	(4)	284,682
						16,350	(9)	427,062
Craig A. Sheldon	—	5,000	(7)	10.59	10/28/14
						1,875	(8)	48,975
						12,699	(4)	331,698
						16,350	(9)	427,062
Steven C. Anaya	4,500	—		9.72	2/2/14
	5,000	2,500	(7)	10.59	10/28/14
						938	(8)	24,501
						6,349	(4)	165,836
						8,175	(9)	213,531

(1)
The market value of shares of stock that have not vested was determined using the closing market price per share of our common stock on July 31, 2012.

(2)
The option was granted on November 5, 2009 and has a five year term. The option vests and is exercisable as to one-third of the shares underlying the option on each of the first three anniversaries of the grant date.

(3)
The restricted stock was issued on November 5, 2009 and is subject to risk of forfeiture which lapses as to one-third of the shares on each of the first three anniversaries of such issuance date.

(4)
The restricted stock was issued on October 21, 2010 and is subject to a risk of forfeiture which lapses as to one-third of the shares on each of the first three anniversaries of such issuance date.

(5)
The restricted stock was issued on July 31, 2011 and is subject to a risk of forfeiture which lapses as to one-third of the shares on each of the first three anniversaries of such issuance date.

(6)
The restricted stock was issued on October 21, 2011 and is subject to a risk of forfeiture which lapses as to one-third of the shares on each of the first three anniversaries of such issuance date.

(7)
The option was granted on October 29, 2009 and has a five-year term. The option vests and is exercisable as to one-third of the shares underlying the option on each of the first three anniversaries of the grant date.

(8)
The restricted stock was issued on October 29, 2009 and is subject to a risk of forfeiture which lapses as to one-third of the shares on each of the first three anniversaries of such issuance date.

(9)
The restricted stock was issued on October 3, 2011 and is subject to a risk of forfeiture which lapses as to one-third of the shares on each of the first three anniversaries of such issuance date.

Equity Compensation Plan Information

        The following sets forth certain information as of July 31, 2012 with respect to our compensation plans under which Cantel securities may be issued:

Plan category	Number of securities to be issued upon exercise of outstanding options (a)	Weighted-average exercise price of outstanding options (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	548,823	$9.86	1,031,872	(1)
Equity compensation plans not approved by security holders	0	0	0
Total	548,823	$9.86	1,031,872	(1)

(1)
Consists solely of 306,874 stock option and SARs awards and 724,998 restricted stock and performance awards available for grant under the Plan.

Option Exercises and Stock Vested Table

        The following table provides information on stock option exercises and vesting of restricted stock during fiscal 2012:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Charles M. Diker	63,900	879,287	16,051	258,627
Andrew A. Krakauer	41,250	693,465	27,625	506,673
Eric W. Nodiff	7,000	126,573	12,075	224,121
Craig A. Sheldon	11,000	142,318	13,225	242,423
Steven C. Anaya	—	—	6,612	121,200

(1)
The "Value Realized on Exercise" is the difference between the market price of the underlying security at exercise and the exercise price of the option. The value realized is for informational purposes only and does not purport to represent that such individual actually sold the underlying shares, or that the underlying shares were sold on the date of exercise. Furthermore, such value realized does not take into consideration individual income tax consequences.

(2)
The "Value Realized on Vesting" is based on the fair market value of the underlying security on the vesting date. The value realized is for informational purposes only and does not purport to represent that such individual actually sold the underlying shares, or that the underlying shares were sold on the date of exercise. Furthermore, such value realized does not take into consideration individual income tax consequences.

Post-Termination Benefits and Change in Control

        The severance agreements with Messrs. Krakauer, Nodiff, Sheldon and Anaya expire on July 31, 2014 but automatically renew on July 31 of each year for another year unless either the Company or the NEO has provided at least 6 months' notice prior to such date that the term will not be extended. However, if a Change in Control (as defined in the severance agreements to generally include a person or group acquiring more than 50% of our stock, a majority of our Board being replaced during any 12-month period if not endorsed by our current Board, a merger or consolidation unless the Company's stockholders hold at least 80% of the voting stock of the surviving entity, a sale of all or substantially all of the Company's assets, or the approval of a plan of complete liquidation by the Company's stockholders) occurs, the term will not end before the second anniversary of the Change in Control.

        Under the severance agreements, upon termination of employment for any reason, the NEO will be entitled to his (a) earned but unpaid base salary through the termination date, (b) accrued and unused paid time off through the termination date, and (c) reimbursement of expenses. Subject to certain conditions (such as signing a release), if an NEO is terminated (1) by the Company for any reason other than for Cause, Unacceptable Performance, Disability or death or (2) by the NEO for Adequate Reason (each such capitalized term as defined in the severance agreements), then the NEO will be entitled to certain benefits, unless termination occurs during a Change in Control Coverage Period (as defined in the severance agreements). Specifically, the NEO would be entitled to (1) in the case of the CEO only, two times base salary plus target bonus, paid in a lump sum (prior to October 31, 2012 such benefit was limited to 18 months' salary), (2) for NEOs other than the CEO, one year's base salary (18 months in the case of any NEO who has completed at least 15 years of employment with the Company), paid in a lump sum, (3) if the termination occurs subsequent to a fiscal year end in which the NEO did not yet receive his earned bonus, then the NEO will be entitled to the bonus he would have been entitled to receive for such fiscal year under his applicable bonus plan if his employment had continued through the bonus payment date, (4) for the partial fiscal year in which the termination occurs, the NEO will be entitled to a pro-rated bonus (based on number of full or partial months the NEO worked in the partial fiscal year) to the extent he would have been entitled to receive the bonus for such fiscal year under his applicable bonus plan if his employment had continued through the next bonus payment date, (5) all unvested stock options and unvested stock held by the NEO will automatically fully vest, (6) 12 months (18 months in the case of the CEO or any NEO who has completed at least 15 years of employment with the Company) of COBRA benefit premiums and (7) 12 months of outplacement services, up to $20,000.

        Subject to certain conditions (such as signing a release), under their severance agreements, if the employment of Messr. Krakauer, Nodiff, Sheldon or Anaya is terminated during a Change in Control Coverage Period (generally, the period commencing 6 months prior to a Change in Control and ending 2 years following a Change in Control), the NEO will be entitled to certain compensation if (A) the Company terminates the NEO's employment (other than a termination for Cause or death), or (B) the NEO voluntarily terminates his employment for Adequate Reason or Good Reason (as defined in the severance agreements to generally include certain reductions in the authority, duties or responsibilities, certain reductions in compensation, certain reductions in the authority, duties or responsibilities of a supervisor of the NEO, certain reductions in the budget overseen by the NEO and certain changes in location). Specifically, the NEO would be entitled to (1) two times the sum of (i) the NEO's base salary and (ii) the greater of (A) a percentage of the NEO's base salary (which may range from 40% to 85%) or (B) the average of the NEO's prior two years' bonuses, (2) for the partial fiscal year in which the termination occurs, the NEO will be entitled to a pro rated bonus equal to the product of the (i) greater of (A) a percentage of the NEO's base salary (which may range from 40% to 85%) or (B) the average of the NEO's prior two years' bonuses, and (ii) a fraction, (x) the numerator of which is the number of full or partial months the NEO worked in the partial fiscal year, and (y) the denominator of which is 12; provided, however, that if the termination occurs subsequent to the end of the preceding fiscal year as to which the NEO did not yet receive the bonus he would have received if his employment had continued through the bonus payment date, the numerator will be the number of full or partial months the NEO worked since the beginning of the preceding fiscal year to the termination date, (3) 24 months of COBRA benefits, (4) term life insurance policy for 24 months, and (5) 12 months of outplacement services, up to $20,000.

        In the case of a termination of employment of Messr. Krakauer, Nodiff, Sheldon or Anaya due to Disability (at any time during the term of the severance agreement other than during a Change in Control Coverage Period) or death, the Company will continue to pay the NEO's base salary for a 3-month period. In addition, for the partial fiscal year in which the termination occurs, the NEO will be entitled to a pro rated bonus (based on the number of full or partial months the NEO worked in the partial fiscal year) to the extent such bonus would have been earned under his applicable bonus plan if his employment had continued through the next bonus payment date.

        If Messr. Krakauer, Nodiff, Sheldon or Anaya intentionally and materially breaches any provision of the separate non-compete agreement he entered into in conjunction with the severance agreements, and fails to cure such breach (if curable) within 30 days, the severance agreements require such NEO to promptly repay to us any and all severance amounts previously paid to him under the severance agreement.

        Under the severance agreements, in the event (A) the Company terminates the employment of Messr. Krakauer, Nodiff, Sheldon or Anaya for any reason other than for Cause, Unacceptable Performance, Disability, or death, or (B) during a Change in Control Coverage Period, the Company terminates the NEO's employment for any reason other than for Cause or death, or (C) the NEO terminates his employment for Adequate Reason or Good Reason or (D) the NEO's employment terminates due to death, all unvested stock options and restricted stock awards then held by the NEO will automatically vest upon the termination of such NEO's employment. In the event of a termination of the NEO's Employment due to Retirement (as defined in the severance agreements), all unvested stock options then held by the NEO will automatically vest upon the termination of such NEO's employment. In the event of a termination of the NEO's Employment due to Disability, any stock option or restricted stock award that would have vested within the 12 month period following the termination date but for the NEO's termination of employment will automatically vest as of the termination date. In addition, the Company may, in its discretion, accelerate the vesting of any stock option or restricted stock award held by an NEO in the event the NEO's employment terminates for any reason.

        Mr. Diker is not entitled to any post-termination benefits other than benefits applicable to all employees of the Company. Such benefits include the immediate vesting of stock options and stock appreciation rights upon retirement if the employee or non-employee director has at least ten years of service with the Company and is at least 65 years of age (or at least 60 years of age with fifteen years of service).

Post-Termination Benefits and Change in Control Table

        The table below sets forth our reasonable estimate of the potential payments to each of our NEOs, in each case, assuming a termination date of July 31, 2012 if such NEO (1) was terminated due to Disability, (2) died, (3) Retired, (4) were terminated in connection with a change in control of the Company by us (other than for Cause or death) or by the NEO for Adequate Reason or Good Reason (Change in Control Termination), or (5) was terminated by us for any reason other than for Cause,

Unacceptable Performance, Disability, or death or by the NEO for Adequate Reason (Non-Change in Control Termination).

	Disability(1)		Death		Retirement	Change in Control			Termination without Cause
Name	Salary ($)	Acceleration of Option / Stock Awards(2) ($)	Salary ($)	Acceleration of Option / Stock Awards(2) ($)	Acceleration of Option / Stock Awards(2) ($)	Salary & Bonus ($)	Continued Healthcare Benefits and Other ($)	Acceleration of Option / Stock Awards(2) ($)	Salary & Bonus ($)	Continued Healthcare Benefits and Other ($)	Acceleration of Option / Stock Awards(2) ($)
Andrew A. Krakauer	131,250	941,074	131,250	1,917,257	NA	2,322,250	58,338	1,917,257	787,500	46,105	1,917,257
Charles M. Diker	NA	664,743	NA	1,232,827	127,977	NA	NA	NA	NA	NA	NA
Eric W. Nodiff	82,945	393,140	82,945	820,176	NA	1,186,483	58,716	820,176	331,778	37,404	820,176
Craig A. Sheldon	82,945	434,841	82,945	885,385	NA	1,186,483	57,345	885,385	497,667	46,105	885,385
Steven C. Anaya	55,696	217,434	55,696	442,692	NA	774,136	56,452	442,692	222,784	37,110	442,692

(1)
Potential payments if an NEO is terminated for Disability in connection with a change of control of the Company are set forth under the heading "Change in Control Termination."

(2)
Represents the intrinsic value of unvested stock options and restricted stock as of July 31, 2012.

Director Compensation

        The table below summarizes the compensation paid by us to our directors for the fiscal year ended July 31, 2012, other than Messrs. Krakauer and Diker, whose compensation is included in the Summary Compensation Table above.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)
Alan R. Batkin(2)	47,250	35,001	—	82,251
Ann E. Berman(2)	47,500	35,001	—	82,501
Joseph M. Cohen(2)	38,000	35,001	—	73,001
Mark N. Diker(2)	35,000	35,001	—	70,001
George L. Fotiades(2)	113,750	132,441	—	246,191
Alan J. Hirschfield(2)	47,250	35,001	—	82,251
Dr. Peter J. Pronovost(2)	35,000	35,001	—	70,001
Bruce Slovin(2)	40,000	35,001	—	75,001

(1)
Represents the aggregate grant date fair value computed in accordance with FASB ASC 718. For a discussion of valuation assumptions, see Note 12 to our 2012 Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended July 31, 2012.

(2)
The aggregate number of stock awards and aggregate number of option awards outstanding for each director at July 31, 2012 are as follows: Mr. Batkin—2,840 stock awards and 21,375 option awards; Ms. Berman—7,840 stock awards; Mr. Cohen—2,840 stock awards and 21,375 option awards; Mr. Mark Diker—2,840 stock awards and 20,250 option awards; Mr. Fotiades—8,840 stock awards and 40,500 option awards; Mr. Hirschfield—2,840 stock awards and 20,250 option awards; Dr. Pronovost 7,839 stock awards; and Mr. Slovin—2,840 stock awards and 21,375 option awards.

        During fiscal 2012, the annual fee payable to our non-employee directors was increased to $35,000 plus reimbursement for expenses, however, the meeting fee for attendance at Board meetings was eliminated. In addition, the Presiding Director is paid an annual fee of $5,000, and the Chair of each of the Audit Committee, the Compensation Committee and the Nominating Committee are paid annual fees of $15,000, $10,000 and $3,000, respectively. Each member of the Audit Committee was paid $1,000 for each committee meeting attended and each member of the other committees was paid $750 for each committee meeting attended. During fiscal 2013 members of the Compensation Committee will be paid $1,000 for each committee meeting attended. In addition, Mr. Fotiades is paid an annual retainer to serve as Vice Chairman of the Board, in which role he serves as liaison between the Board and management. His services are provided solely as a member of the Board and for the benefit of the Board. The annual retainer was $50,000 through January 31, 2012 and increased to $100,000 on February 1, 2012. In addition, in October 2012, Mr. Fotiades was granted 4,000 restricted shares in consideration of the significant services provided by him as Vice Chairman.

        In addition, commencing July 31, 2012, non-employee directors receive under our Plan an annual award of restricted shares of Common Stock on the last day of the fiscal year (commencing July 31, 2012) having a value on such grant date of $35,000, based on the closing price of our common stock on the NYSE on the first business day immediately preceding the grant date. Based on the closing price of our common stock on July 30, 2012, each director was granted 1,340 restricted shares on July 31, 2012. The shares are subject to forfeiture, vesting on the first anniversary of the grant date. Also, upon his or her joining the Board, each new non-employee member of the Board is granted a restricted stock award of 5,000 shares which will vest ratably over three years commencing on the first anniversary of the grant date.

        Mr. Diker, as our employee, was paid an annual fee of $250,000 for his services as Chairman of the Board.

AUDIT COMMITTEE REPORT

        The Audit Committee is providing this report to enable stockholders to understand how it monitors and oversees our financial reporting process. The Audit Committee operates pursuant to an Audit Committee Charter that is reviewed annually by the Audit Committee and updated as appropriate.

        This report confirms that the Audit Committee has (1) reviewed and discussed the audited financial statements for the year ended July 31, 2012 as well as the unaudited financial statements included in Quarterly Reports on Form 10-Q for each of the first three quarters of the fiscal year, with management and Cantel's independent registered public accounting firm; (2) discussed with our independent registered public accounting firm the matters required to be reviewed pursuant to the Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T; (3) received the written disclosures and the letter from our independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm communications with the Audit Committee concerning independence; and (4) discussed with our independent registered public accounting firm their independence. The Audit Committee has considered the compatibility of the independent registered public accounting firm's provision of non-audit services with maintaining the firm's independence and found the provision of such services to be compatible with the firm's independence.

        Based upon the above review and discussions, the Audit Committee recommended to the Board that the Company's audited financial statements for the year ended July 31, 2012 be included in our Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

Audit Committee:
Ann E. Berman (Chair) Alan R. Batkin Bruce Slovin

 PROPOSAL 2

APPROVAL OF AMENDMENT TO
CERTIFICATE OF INCORPORATION TO INCREASE COMMON STOCK

        The Board has adopted a resolution declaring it advisable and in the best interests of Cantel and the stockholders to amend our Certificate of Incorporation, as amended (the Certificate) to increase the authorized number of shares of our common stock, par value $.10 per share, from 30,000,000 to 75,000,000 shares.

        The Certificate presently authorizes 30,000,000 shares of common stock, of which 27,171,293 shares were issued and outstanding as of November 14, 2012, the record date for the Annual Meeting; and 1,000,000 shares of preferred stock, one dollar ($1.00) par value, none of which is presently issued and outstanding. As of November 14, 2012, 2,823,939 shares of common stock were held by us as treasury shares. As such, a total of 29,995,232 shares were issued as of November 14, 2012. Additionally, as of that date an aggregate of 895,638 shares of common stock were reserved for issuance upon the exercise of outstanding options or upon grants of stock options or other awards under our 2006 Equity Incentive Plan. Therefore, upon the exercise of outstanding options or upon grant of stock awards or if we desire to issue common equity for stock splits or acquisitions or to obtain funds through an offering or for any other purpose, we are currently limited to the issuance of 4,768 shares of common stock or the reissuance of our treasury shares.

        The Board considers it desirable to have available for issuance sufficient authorized shares of common stock to enable us to act without delay of seeking stockholder approval if favorable opportunities arise to raise additional equity capital or to acquire companies or products by the issuance of shares of common stock and otherwise to be in a position to take various steps requiring the issuance of additional shares of common stock (including stock splits or stock dividends) that in the judgment of the Board are in our best interests. The shares will also be available for issuance under current and future equity compensation plans. Other than issuances upon exercise of outstanding stock options and future grants under our 2006 Equity Incentive Plan, we have no current plans, arrangements or understandings regarding the issuance of any additional shares of common stock for which authorization is sought and there are no negotiations pending with respect to the issuance thereof for any purpose.

        Additional shares of common stock authorized pursuant to this proposal would be identical in all respects to the common stock now authorized. While authorization of the additional shares will not currently dilute the proportionate voting power or other rights of existing stockholders, future issuances of common stock could reduce the proportionate ownership of existing holders of common stock, and, depending on the price at which such shares are issued, may be dilutive to the existing stockholders.

        Common stock (including the additional shares of common stock authorized pursuant to this proposal) and preferred stock may be issued from time to time upon authorization of the Board, without further approval by the stockholders, unless otherwise required by applicable law, and for the consideration that the Board may determine is appropriate and as may be permitted by applicable law.

        As provided for by the Delaware General Corporation Law, the Board has directed that the proposed amendment to increase the number of authorized shares of common stock be submitted to a vote of the stockholders. Approval of the proposed amendment requires the affirmative vote of a majority of the votes entitled to be cast by the holders of common stock.

        Although an increase in the authorized shares of our capital stock could, under certain circumstances, also be construed as having an anti-takeover effect (for example, by permitting easier dilution of the stock ownership of a person seeking to effect a change in the composition of the Board or contemplating a tender offer or other transaction resulting in our acquisition by another company), the proposed increase is not in response to any effort by any person or group to accumulate our stock or to obtain control of Cantel by any means. In addition, the proposal is not part of any current plan by the Board to recommend or implement a series of anti-takeover measures or any other corporate transactions.

        The proposed amendment to the Certificate would amend Article Fourth of the Certificate by striking out the first sentence of Article FOURTH, up to the colon, as it now exists and inserting in lieu and instead thereof the following:

  "FOURTH:    The total number of shares of all classes of stock that the Corporation shall have authority to issue is Seventy Six Million (76,000,000), of which Seventy Five Million (75,000,000) shall be shares of Common Stock, par value $0.10 per share, and One Million (1,000,000) shall be shares of Preferred Stock, par value $1.00 per share, and the voting powers, designations, preferences and relative, participating, optional or other special qualifications, limitations or restrictions thereof are as follows:"

        If approved by the requisite number of shares, the amendment to our Certificate will become effective upon filing the Certificate of Amendment with the Delaware Secretary of State, which is expected to occur promptly following the meeting.

        The Board recommends that stockholders vote "FOR" Proposal 2 to approve the amendment to the Company's Certificate of Incorporation.

 PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION
(SAY-ON-PAY VOTE)

        As required by Section 14A of the Exchange Act, we are providing our stockholders with a vote on a non-binding, advisory basis on the compensation of our Named Executive Officers, as such compensation is disclosed under Item 402 under the SEC's Regulation S-K in the Compensation Discussion and Analysis section of this Proxy Statement, the accompanying tabular disclosure regarding such compensation and the related narrative disclosure. We urge our stockholders to review the Compensation Discussion and Analysis section of this Proxy Statement and the related executive compensation tables and narratives for more information about our NEOs' compensation.

        Our executive compensation programs are designed to enable us to attract, motivate and retain executive talent, who are critical to our success. Consistent with our performance-based compensation philosophy, we reserve the largest portion of potential compensation for performance- and equity-based programs. Our performance-based bonus program rewards the Company's executive officers for achievement of key operational goals that we believe will provide the foundation for creating long-term stockholder value, while our equity awards, mainly in the form of restricted stock, reward long-term performance and align the interests of management with those of our stockholders.

        Among the various forms of performance-based compensation, we believe that equity awards, in particular, serve to align the interests of our executives with those of our long-term stockholders by encouraging long-term performance. As such, equity awards are a key component of our executive compensation program. Equity awards closely align the long-term interests of our executives with those of our stockholders because the value of such awards is dependent upon the Company's stock price. In addition, equity awards align with our growth strategy and provide significant financial upside if our growth objectives are achieved, while placing a significant portion of our executives' compensation at-risk if our objectives are not achieved.

        The Board believes that the information provided above and within the Compensation Discussion and Analysis section of this Proxy Statement demonstrates that our executive compensation program was designed appropriately and is working to ensure that management's interests are aligned with our stockholders' interests and support long-term value creation. Accordingly, the following resolution is to be submitted for a stockholder vote at the meeting:

  "RESOLVED, that the Company's stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed pursuant to Item 402 of Securities and Exchange Commission Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and narrative disclosures in this Proxy Statement."

        Because the vote is advisory, it will not be binding on the Board. The vote on this proposal is not intended to address any specific element of compensation. However, the Board and the Compensation Committee will review the voting results and take into account the outcome when considering future executive compensation arrangements. The Board and management are committed to our stockholders and understand that it is useful and appropriate to obtain the views of our stockholders when considering the design and initiation of executive compensation programs.

        The Board recommends that stockholders vote "FOR" Proposal 3 to approve the compensation of the Company's Named Executive Officers, as described in the Compensation Discussion and Analysis, the compensation tables and narrative disclosures in this Proxy Statement.

 PROPOSAL 4

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

        The firm of Ernst & Young LLP has audited our financial statements for over twenty-one years. In addition to retaining Ernst & Young LLP to audit our consolidated financial statements for the fiscal year ended July 31, 2012, we retained Ernst & Young LLP to provide advisory services in the fiscal year ended July 31, 2012, and expect to continue to do so in the future. Representatives of Ernst & Young LLP are expected to be present at the meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from the stockholders.

Auditor Fees

        The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of our annual financial statements and review of financial statements included in our quarterly reports on Form 10-Q (Audit Fees) for fiscals 2012 and 2011, and fees billed for other services rendered by Ernst & Young LLP.

	2012	2011
Audit Fees(1)	$1,250,000	$1,268,000
Audit Related Fees(2)(3)	20,643	108,886

Total	$1,270,643	$1,376,886

(1)
Audit fees for fiscals 2012 and 2011 related to (i) the audits of the annual consolidated financial statements, (ii) reviews of the quarterly financial statements, and (iii) the audits of the effectiveness of our internal control over financial reporting.

(2)
Audit related fees for fiscal 2012 consisted of a fee related to the audit of a 401(k) savings and retirement plan. Audit related fees for fiscal 2011 consisted of fees to assist us in acquisition due diligence as well as the audit of a 401(k) savings and retirement plan.

(3)
The Audit Committee has determined that the provision of all non-audit services performed for us by Ernst & Young LLP is compatible with maintaining that firm's independence.

        The Audit Committee has a written preapproval policy with respect to services to be provided by our independent registered public accounting firm. However, as a matter of practice, prior to engaging Ernst & Young LLP for any services, we generally obtain the prior approval of the Audit Committee even if not technically required under the terms of the policy. In fiscal 2012 and 2011, all of the audit fees and audit-related fees were approved in accordance with the preapproval policy.

        The Board recommends that stockholders vote "FOR" the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm.

 MISCELLANEOUS

Annual Report to Stockholders

        Cantel's 2012 Annual Report to Stockholders is being mailed to stockholders contemporaneously with this Proxy Statement.

Form 10-K

        UPON THE WRITTEN REQUEST OF A RECORD HOLDER OR BENEFICIAL OWNER OF COMMON STOCK ENTITLED TO VOTE AT THE MEETING, WE WILL PROVIDE WITHOUT CHARGE A COPY OF OUR ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SEC FOR THE FISCAL YEAR ENDED JULY 31, 2012, INCLUDING THE FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULE. REQUESTS SHOULD BE MAILED TO MS. JOANNA ZISA ALBRECHT, CANTEL MEDICAL CORP., 150 CLOVE ROAD, LITTLE FALLS, NJ 07424. OUR ANNUAL REPORT ON FORM 10-K IS ALSO AVAILABLE THROUGH OUR WEBSITE AT WWW.CANTELMEDICAL.COM.

Proposals of Stockholders; Stockholder Business

        The deadline for submitting a stockholder proposal for inclusion in the proxy materials for our 2013 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Exchange Act is August 6, 2013. Under our By-laws, certain procedures are provided that a stockholder must follow to nominate persons for election as directors or to introduce an item of business at an Annual Meeting of Stockholders without inclusion in our proxy materials. These procedures provide that stockholders wishing to submit proposals or director nominations at the 2013 Annual Meeting of Stockholders that are not to be included in such proxy materials must do so by not later than the close of business on the 60th day and not earlier than the close of business on the 90th day prior to the first anniversary of this meeting (no earlier than October 13, 2013 and no later than November 12, 2013, as currently scheduled); provided, however, that in the event that the date of the 2013 Annual Meeting of Stockholders is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be delivered not earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to the such annual meeting or the 10th day following the day on which public announcement of the date of the meeting is first made by us. Stockholders wishing to submit any such proposal are also advised to review Rule 14a-8 under the Exchange Act and our By-laws.

Your vote is important. We urge you to vote by mail, by telephone, or on the Internet without delay.

Eric W. Nodiff Corporate Secretary

Dated: December 4, 2012

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0 0 0 0000151984_1 R1.0.0.11699 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 Charles M. Diker 02 Alan R. Batkin 03 Ann E. Berman 04 Joseph M. Cohen 05 Mark N. Diker 06 George L. Fotiades 07 Alan J. Hirschfield 08 Andrew A. Krakauer 09 Peter J. Pronovost 10 Bruce Slovin CANTEL MEDICAL CORP. 150 CLOVE ROAD, 9TH FLOOR LITTLE FALLS, NJ 07424 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR proposals 2, 3 and 4. For Against Abstain 2. Approve an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of common stock from 30,000,000 to 75,000,000. 3. Advisory vote to approve Named Executive Officer compensation. 4. Ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending July 31, 2013. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

0000151984_2 R1.0.0.11699 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/ are available at www.proxyvote.com . CANTEL MEDICAL CORP. Annual Meeting of Stockholders January 11, 2013 9:30 a.m. This proxy is solicited by the Board of Directors I appoint Charles M. Diker and Eric W. Nodiff, or either of them, as my proxies, with full power of substitution, to vote all shares of Common Stock of CANTEL MEDICAL CORP. that I am entitled to vote at the Annual Meeting of Stockholders to be held on January 11, 2013 at 9:30 a.m. at The Harmonie Club, 4 East 60th Street, New York, New York, and any adjournment of the meeting on all matters coming before said meeting. My proxies will vote the shares represented by this proxy as directed on the other side of this card, but in the absence of any instructions from me, my proxies will vote "FOR" the election of all nominees listed under Item 1, and "FOR" Item 2, Item 3 and Item 4. My proxies may vote according to their discretion on any other matter which may properly come before the meeting. I may revoke this proxy prior to its exercise. Continued and to be signed on reverse side

QuickLinks

Information about the Annual Meeting
SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT
PROPOSAL 1 ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
BOARD MATTERS; COMMITTEES
EXECUTIVE OFFICERS OF CANTEL
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
Equity Compensation Plan Information
AUDIT COMMITTEE REPORT
PROPOSAL 2
APPROVAL OF AMENDMENT TO CERTIFICATE OF INCORPORATION TO INCREASE COMMON STOCK
PROPOSAL 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION (SAY-ON-PAY VOTE)
PROPOSAL 4
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
MISCELLANEOUS